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                                  EXHIBIT 10.24

                         AGREEMENT OF PURCHASE AND SALE
                             AND ESCROW INSTRUCTIONS

      THIS AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS ("Agreement") is made as of this 24th day of March, 2000 (the "Effective Date"), by and between THIRD HORIZON GROUP LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company ("Purchaser").

                                R E C I T A L S:

      A. Seller is the fee owner of (i) the Holland Land and the Holland Building (as such terms are hereinafter defined) comprising the outlet center commonly referred to as Holland Outlet Center, located in Holland, Michigan,
(ii) the Monroe Land and the Monroe Building (as such terms are hereinafter defined) comprising the outlet center commonly referred to as Horizon Outlet Center, located in Monroe, Michigan, (iii) the Dry Ridge Land and the Dry Ridge Building (as such terms are hereinafter defined) comprising the outlet center commonly referred to as Dry Ridge Outlet Center, located in Dry Ridge, Kentucky,
(iv) the Norton Shores Land and the Norton Shores Building (as such terms are hereinafter defined) comprising the power center commonly known as Lakeshore Market Place, located in Norton Shores, Michigan, (v) the Medford Land and the Medford Building (as such terms are hereinafter defined) comprising the outlet center commonly known as the Medford Outlet Center, Medford, Minnesota, (vi) the Warrenton Land and the Warrenton Building (as such terms are hereinafter defined) comprising the outlet center commonly referred to as the Warrenton Outlet Center, Warrenton, Missouri, and (vii) the Laughlin Fee Land (as such term is hereinafter defined) comprising a portion of the outlet center commonly referred to as the Horizon Outlet Center, Laughlin, Nevada.

      B. Seller is the owner of the Leasehold Estate (as such term is hereinafter defined) in the Laughlin Land and the Laughlin Building (as such terms are hereinafter defined) comprising a portion of the outlet center commonly referred to as the Horizon Outlet Center, Laughlin, Nevada.

      C. Seller desires to sell, and Purchaser desires to purchase, the Real Property, together with all of Seller's right, title and interest in and to the Personal Property, the Contracts, the Leases and the Licenses (all as defined below and collectively referred to herein as the "Property"), upon and subject to the terms and conditions hereinafter set forth.

                               A G R E E M E N T S

      NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Seller and Purchaser agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated below:

            (a) AGREEMENT. This Agreement of Purchase and Sale and Escrow Instructions, including the Exhibits attached hereto which are incorporated herein and made a part hereof.

            (b) ASSIGNMENT ASSUMPTION OF LEASEHOLD ESTATE. That certain recordable Assignment and Assumption of Leasehold Estate to be delivered by Seller and Purchaser at Closing, whereby Seller shall convey to Purchaser or Purchaser's nominee, all of Seller's right, title and interest in, to and under the Ground


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      Lease, and Purchaser or Purchaser's nominee shall accept such assignment and assume and agree to perform all obligations of the "tenant" thereunder accruing from and after the Closing Date.

            (c) BUILDING. Collectively, the Dry Ridge Building, the Holland Building, the Medford Building, the Monroe Building, the Norton Shores Building and the Warrenton Building.

            (d) CLOSING. The closing of the purchase and sale transaction contemplated herein.

            (e) CLOSING DATE. Subject to extension in accordance with the provisions of Section 14.1 hereof, the thirtieth (30th) day following the Due Diligence Approval Date, or such other date as is mutually agreed upon by the parties hereto.

            (f) CONFIDENTIAL MATERIALS. As defined in Section 17.6 hereof.

            (g) CONTRACTS. All written (a) service, maintenance, operating, repair, supply, purchase, construction or other contracts and commitments (excluding the Leases, the Ground Lease and the recorded documents evidencing the Permitted Title Exceptions) in any way related to all or any portion of the Real Property, or pursuant to which goods, services and supplies are furnished, or persons are employed on a continuing basis, for the operation, maintenance, repair or construction of all or any portion of the Real Property, to the extent any of the foregoing will survive the Closing Date hereunder; and (b) equipment leases relating to equipment leased by or on behalf of Seller, located in or upon all or any portion of the Real Property, to the extent any of the foregoing will survive the Closing Date, but excluding any contracts or leases that cover properties in addition to the Real Property.

            (h) DEED. Collectively, (i) that certain recordable Special Warranty Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser's nominee, fee simple title to the Dry Ridge Land and Dry Ridge Building, subject only to the Permitted Title Exceptions relating thereto,
      (ii) that certain recordable Special Warranty Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser's nominee, fee simple title to the Holland Land and Holland Building, subject only to the Permitted Title Exceptions relating thereto, (iii) that certain recordable Special Warranty Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser's nominee, fee simple title to the Medford Land and Medford Building, subject only to the Permitted Title Exceptions relating thereto, (iv) that certain recordable Special Warranty Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser's nominee, fee simple title to the Monroe Land and Monroe Building, subject only to the Permitted Title Exceptions relating thereto, (v) that certain recordable Special Warranty Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser's nominee, fee simple title to the Norton Shores Land and the Norton Shores Building, subject only to the Permitted Title Exceptions relating thereto, (vi) that certain recordable Special Warranty Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser's nominee, fee simple title to the Warrenton and the Warrenton Building, subject only to the Permitted Title Exceptions relating thereto, and (vii) that certain recordable Special Warranty Deed to be delivered by Seller at Closing, conveying to Purchaser, or Purchaser's nominee, fee simple title to the Laughlin Fee Land.

            (i) DEPOSIT. The sum of One Million and 00/100 Dollars ($1,000,000.00), which shall be deposited by Purchaser with Escrowee, as escrowee, within two (2) business days after the Effective Date, together with the sum of Five Hundred Thousand and 00/100 Dollars ($500,000), which may be deposited with Escrowee, as escrowee, pursuant to the provisions of
      Section 14.1 below.

            (j) DEVELOPMENT MATERIALS. As described in Section 10.1(b) hereof.

            (k) DRY RIDGE BUILDING. The building or buildings located at the Dry Ridge Land and comprising the outlet center commonly known as Dry Ridge Outlet Center, Dry Ridge, Grant County, Kentucky.

            (l) DRY RIDGE LAND. The land located in Dry Ridge, Grant County, Kentucky, legally described on Exhibit A-1 attached hereto.

            (m) DUE DILIGENCE APPROVAL DATE. The thirtieth (30th) day after the Effective Date.


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            (n) EFFECTIVE DATE. The date set forth in the preamble to this
      Agreement.

            (o) ESCROWEE. Guaranty National Title Insurance Company, located at 30 North LaSalle Street, Chicago, Illinois 60602.

            (p) GROUND LEASE. The Amended and Restated Lease dated November 10, 1994 between Ground Lessor, as landlord, and J&S Enterprises, a Nevada general partnership, as tenant, a Memorandum of which was recorded in Book 941223 as Instrument No. 01080, in the Official Records, Clark County, Nevada, as amended by (i) the Lease Amendment dated September 25, 1996 between Ground Lessor and Horizon/Glen Outlet Centers Limited Partnership, a Memorandum of which was recorded in Book 970708 as Document No. 01145,
      (ii) the Second Amendment to Ground Lease dated June 30, 1997 between Ground Lessor and Horizon/Glen Outlet Centers Limited Partnership and recorded in Book 970708 as Document No. 01146, and (iii) the Third Amendment to Ground Lease dated June 11, 1998 and recorded in Book 980618 as Document No. 00201 (the interest of the tenant thereunder having been assigned to Seller pursuant to (x) the Assignment recorded in Book 950707 as Document No. 00163, and (y) the Assignment and Assumption of Ground Lease recorded in Book 970708 as Document No. 01144), creating a leasehold estate in the Laughlin Land and the Laughlin Building.

            (q) GROUND LESSOR. James T. Slaybach, Sr. (and/or any current owner of the Laughlin Land).

            (r) HOLLAND BUILDING. The building or buildings located at the Holland Land and comprising the outlet center commonly known as Holland Outlet Center, Holland, Ottawa County, Michigan.

            (s) HOLLAND LAND. The land located in Holland, Ottawa County, Michigan, legally described on Exhibit A-2 attached hereto.

            (t) INDEMNIFIED PARTIES. As defined in Section 10.1(a) hereof.

            (u) INSPECTIONS. As defined in Section 10.1(a) hereof.

            (v) INTANGIBLE PERSONAL PROPERTY. The trade names "Dry Ridge Outlet Center", "Holland Outlet Center" "Lakeshore Market Place," "Medford Outlet Center" and "Warrenton Outlet Center", and any and all logos, designs, trade names, trademarks, service marks and applicable telephone number(s), if transferable, and any other intellectual property used by Seller solely in connection with the ownership and operation of the Real Estate, but excluding the trade name "Horizon Outlet Center" or any variation thereof; provided, however, that Purchaser shall, in the event of Closing, be provided with a non-exclusive license to use the trade name "Horizon Outlet Center" or any variation thereof during the period set forth in this Agreement during which Purchaser is given an opportunity to resolve signage and related name issues related to the Real Property.

            (w) INVASIVE INSPECTIONS. As defined in Section 10.1(a) hereof.

            (x) LAUGHLIN BUILDING. The building or buildings located at the Laughlin Land and comprising the outlet center commonly known as Horizon Outlet Center, Laughlin, Clark County, Nevada.

            (y) LAUGHLIN FEE LAND. The land in Laughlin, Clark County Nevada, legally described on Exhibit A-3 attached hereto.

            (z) LAUGHLIN LAND. The land located in Laughlin, Clark County, Nevada, legally described on Exhibit A-4 attached hereto.

            (aa) LAND. Collectively, the Dry Ridge Land, the Holland Land, the Laughlin Fee Land, the Medford Land, the Monroe Land, the Norton Shores Land and the Warrenton Land.

            (bb) LEASEHOLD ESTATE. The leasehold estate in the Laughlin Land and the Laughlin Building created by the Ground Lease.


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            (cc) LEASES. All leases, tenancies and rental agreements with respect to space within any portion of the Real Property, and all modifications, extensions, amendments and guaranties thereof, excluding, however, the Ground Lease.

            (dd) LICENSES. All licenses, franchises, certifications, authorizations, certificates of occupancy, approvals and permits issued or approved by any governmental authority and relating to Seller's (and not any tenant's) operation, ownership and maintenance of the Real Property or Personal Property or any part thereof.

            (ee) MEDFORD BUILDING. The building or buildings located at the Medford Land and comprising the outlet center commonly known as Medford Outlet Center, Medford, Steele County, Minnesota.

            (ff) MEDFORD LAND. The land located in Medford, Steele County, Minnesota, legally described on Exhibit A-5 attached hereto.

            (gg) MONROE BUILDING. The building or buildings located at the Monroe Land and comprising the outlet center commonly known as Horizon Outlet Center, Monroe, Monroe County, Michigan.

            (hh) MONROE LAND. The land located in Monroe, Monroe County, Michigan, legally described on Exhibit A-6 attached hereto.

            (ii) NORTON SHORES BUILDING. The building or buildings located at the Norton Shores Land and comprising the power center commonly known as Lakeshore Market Place, Norton Shores, Muskegon County, Michigan.

            (jj) NORTON SHORES LAND. The land located in Norton Shores, Muskegon County, Michigan, legally described on Exhibit A-7 attached hereto.

            (kk) OUTLOT CONTRACT. A contract described in Section 10.1(f) below.

            (ll) PERMITTED TITLE EXCEPTIONS. (i) the standard and general printed exceptions and exclusions contained in any owner's or leasehold title insurance policy issued by the Title Insurer and (ii) those exceptions to title to the Real Property approved or deemed approved by Purchaser as provided in Article 5 hereof, and (iii) the rights of any purchaser under any Outlot Contract entered into by Seller pursuant to
      Section 10.1(f) below.

            (mm) PERSONAL PROPERTY. Collectively, the Intangible Personal Property and the Tangible Personal Property.

            (nn) PURCHASE PRICE. Ninety-Three Million Five Hundred Thousand and 00/100 Dollars ($93,500,000.00), plus or minus prorations as described in this Agreement, which sum is the consideration payable by Purchaser to Seller for the Property. Without limiting the generality of the foregoing, the parties hereby acknowledge and agree that for purposes of transfer taxes and title insurance, the Purchase Price shall be allocated to each of the outlet center properties comprising the Real Property in the manner described in Exhibit B attached hereto and made a part hereof.

            (oo) PURCHASER'S CONFIDENTIALITY OBLIGATIONS. As described in
      Section 17.6 hereof.

            (pp) PURCHASER'S INDEMNITY. As described in Section 10.1(a) hereof.

            (qq) PURCHASER'S REPRESENTATIVES. As defined in Section 10.1(a) hereof.

            (rr) RECALCULATION DATE. The ninetieth (90th) day following the Closing Date.

            (ss) REAL PROPERTY. The Land, the Building and the Leasehold Estate, together with all right, title and interest of Seller in and to all improvements thereon or therein (including all replacements or additions thereof between the date hereof and the Closing Date); all right, title and interest of Seller in and to


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      all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air-conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water to the Land, Building or Leasehold Estate; all right, title and interest of Seller in and to all easements and appurtenances inuring to the benefit of the Land, and the Laughlin Land; and all right, title and interest of Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after the vacation thereof) to the extent inuring to the benefit of the owner of the Land, the Building or the Leasehold Estate.

            (tt) SURVEY. The existing as-built surveys of the Dry Ridge Land, the Holland Land, the Laughlin Land, the Laughlin Fee Land, the Medford Land, the Monroe Land, the Norton Shores Land and the Warrenton Land, prepared by one or more surveyors licensed by the state in which the applicable land is located and certified to Seller, and the Title Insurer, prepared in accordance with the current Minimum Standard Detail Requirements for Land Title Surveys adopted by the American Land Title Association and American Congress on Surveying and Mapping, setting forth the legal description of the applicable land and showing thereon the Dry Ridge Building, the Holland Building, the Laughlin Building, the Medford Building, the Monroe Building, the Norton Shores Building and the Warrenton Building, as the case may be, and all recorded easements encumbering and/or benefiting the applicable land.

            (uu) TANGIBLE PERSONAL PROPERTY. Any and all tools, machinery, equipment, fixtures, furnishings, signs, supplies and other tangible personal property situated in or upon the Real Property or any part thereof and listed on Exhibit C attached hereto, to the extent owned by Seller, and all replacements thereto between the date hereof and the Closing Date.

            (vv) TITLE COMMITMENT. One or more title commitments dated on or after January 15, 2000, for the current form of ALTA Owner's Title Insurance Policy covering the Land and Building and for the current form of ALTA Leasehold Title Insurance Policy covering the Leasehold Estate, issued by the Title Insurer in favor of Purchaser in the amount of the Purchase Price (or in the amount of the allocated portion of the Purchase Price described in Exhibit B attached hereto, if separate title commitments are issued), showing Seller as (i) the fee simple owner of the Dry Ridge Land, Dry Ridge Building, Holland Land, Holland Building, Laughlin Fee Land, Medford City Land, Medford Building, Monroe Land, Monroe Building, Norton Shores Land, Norton Shores Building, Warrenton Land and Warrenton Building, and (ii) the holder of the Leasehold Estate, and including all standard and general printed exceptions and exclusions raised in such form of commitment.

            (ww) TITLE INSURER. Fidelity National Title Insurance Company.

            (xx) TITLE POLICY. One or more ALTA Form Extended Coverage Owner's Title Insurance Policies for the Land and Building and an ALTA Form Extended Coverage Leasehold Title Insurance Policy for the Leasehold Estate issued by the Title Insurer pursuant to the Title Commitment, subject only to the Permitted Exceptions, together with all endorsements reasonably requested by Purchaser and which the Title Insurer has committed in writing to issue prior to the Due Diligence Approval Date, including, but not necessarily limited to zoning, same as survey, contiguity, comprehensive and access endorsements, to the extent available in the applicable jurisdictions.

            (yy) UPDATED SURVEY. As defined in Section 4.1 hereof.

            (zz) WARRENTON BUILDING. The building or buildings located at the Warrenton Land and comprising the outlet center commonly known as Warrenton Outlet Center, Warrenton, Warren County, Missouri.

            (aaa) WARRENTON LAND. The land located in Warrenton, Warren County, Missouri, legally described on Exhibit A-8 attached hereto.


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                                    ARTICLE 2

                                PURCHASE AND SALE

      2.1 PURCHASE AND SALE. Subject to the conditions and on the terms contained in this Agreement:

            (a) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell and transfer to Purchaser, the Land and Building pursuant to the Deed.

            (b) Purchaser agrees to purchase, acquire and assume from Seller, and Seller agrees to sell, assign, convey and transfer to Purchaser, all of Seller's right, title and interest in, to and under the Ground Lease, pursuant to the Assignment and Assumption of Leasehold Estate.

            (c) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, assign, convey and transfer to Purchaser, all of Seller's right, title and interest in and to the Leases.

            (d) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, assign, convey and transfer to Purchaser, any and all of Seller's right, title and interest in and to the following, to the extent assignable without the consent of any other party thereto: (i) the Contracts; (ii) the Licenses, and (iii) the Intangible Personal Property; provided, however, that prior to the Due Diligence Approval Date, Purchaser may give written notice to Seller requesting Seller to terminate any one or more of the Contracts, to the extent any such Contracts contain a cancellation provision permitting such cancellation, and in such event Seller shall deliver cancellation notices to the applicable parties to such Contracts on or before Closing and Purchaser shall assume such Contracts only for the unexpired term thereof. Any termination charge or penalty applicable to any Contract which is cancelled at Purchaser's request shall be the responsibility of Seller and paid prior to or on the Closing Date.

            (e) Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, convey and transfer to Purchaser, any and all of Seller's right, title and interest in the Tangible Personal Property, by good and sufficient bill of sale, containing no warranties other than Seller's warranty that it has not previously sold or pledged such Tangible Personal Property.

                                    ARTICLE 3

                           DEPOSIT AND PURCHASE PRICE

      3.1. DEPOSIT; PAYMENT OF PURCHASE PRICE. Purchaser agrees to pay to Seller, and Seller agrees to accept payment of the Purchase Price as follows:

            (a) The Deposit (together with interest thereon, net of investment charges, if any) shall be (i) paid to Seller and applied against the Purchase Price at Closing, or (ii) disbursed in accordance with the terms hereof, if Closing does not occur as contemplated hereby.

            (b) At Closing, Purchaser shall pay to Seller the balance of the Purchase Price (after deduction of the Deposit, together with net interest earned thereon, paid to Seller and applied against the Purchase Price as above provided), plus or minus prorations as hereinafter provided, by wire transfer of immediately available federal funds.

                                    ARTICLE 4

                                     SURVEY

      4.1 SURVEY. Seller has previously delivered the Survey to Purchaser. Promptly following the Effective Date, at Seller's sole cost and expense, Seller shall obtain and deliver to Purchaser an update to the Survey (the "Updated Survey"), updating the same to a current date, depicting (by lot or metes and bounds description, as


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applicable) any "out-parcels" constituting any portion of the Real Property, adding such information and detail thereto as Purchaser may designate and adding Purchaser, Purchaser's lender and the Title Insurer as additional parties to whom the Updated Survey shall be certified, provided that Purchaser delivers to Seller within two (2) days following the Effective Date a notice including a description of the additional information and detail being requested and the names of such additional parties. If the Survey or the Updated Survey discloses any encroachments onto any Land or the Laughlin Land, as applicable, from any adjacent property, encroachments by or from the Land or the Laughlin Land, as applicable, onto any adjacent property, violations of or encroachments upon any recorded building lines, restrictions or easements affecting any Land or the Laughlin Land, as applicable, matters indicating possible rights of third parties (other than tenants under existing Leases) or any other matter which in Purchaser's reasonable judgment adversely affects the Real Property to which Purchaser objects, Purchaser shall give Seller notice of such objection (i) no later than ten (10) days after the Effective Date, with respect to the Survey, and (ii) within five (5) business days after Purchaser's receipt of any Updated Survey, with respect to each survey comprising the Updated Survey; Purchaser's right to object to encroachments, violations, unpermitted exceptions or other matters shown on the Updated Survey shall be limited to those matters shown on the Updated Survey that were not shown on the Survey. Seller shall thereafter have the right (without obligation) to elect, by written notice delivered to Purchaser within five (5) business days after receipt of Purchaser's objections to the Survey or any survey comprising the Updated Survey, as applicable (each, a "Seller's Survey Response Period"), to have such encroachments, violations, unpermitted exceptions or other matters so objected to by Purchaser removed from the Survey or Updated Survey, as applicable, or insured over by the Title Insurer. Any proposed title insurance endorsements shall be subject to the reasonable approval of Purchaser and shall be issued prior to or at the time of Closing. If Seller fails to elect during the applicable Seller's Survey Response Period to have any objections properly and timely made by Purchaser removed from the Survey (or the Updated Survey, as applicable) or insured over, provided that any insurance shall be subject to Purchaser's reasonable approval, Purchaser may elect, within five (5) days after the expiration of the applicable Seller's Survey Response Period, and as its sole and exclusive remedy, to either (i) terminate this Agreement, in which event the Deposit, together with net interest earned thereon, shall promptly be returned to Purchaser, all obligations of the parties hereunder shall terminate (other than Purchaser's Indemnity and Purchaser's Confidentiality Obligations, which shall expressly survive such termination), and this Agreement shall otherwise have no further force or effect, or (ii) accept the Real Property subject to such encroachments, violations, unpermitted exceptions or other matters which Seller did not elect to cure, all of which shall thereafter be deemed Permitted Title Exceptions for purposes hereof. Purchaser's failure to timely make either election shall be deemed an election under clause (ii) above. Following delivery to Purchaser of the Updated Survey, Purchaser shall have the right, at Purchaser's cost and expense, to request that the Updated Survey be additionally updated to add additional parties, detail or information, but the receipt of any additional updates shall not be a condition to Purchaser's obligations under this Agreement.

                                    ARTICLE 5

                                      TITLE

      5.1 TITLE. Seller, at its sole cost and expense, has previously delivered the Title Commitment to Purchaser, including a copy of all recorded documents raised as an exception therein. If the Title Commitment raises any title exceptions (other than general exceptions and rights of tenants under existing Leases) to which Purchaser objects, Purchaser shall give Seller notice of such objections no later than the fifteen (15) days after the Effective Date, and Seller shall thereafter have the right (without obligation) to elect by written notice within five (5) business days after receipt of such objections (the "Seller's Title Response Period") to have such unpermitted exceptions so objected to by Purchaser removed from the Title Commitment or insured over by the Title Insurer. Any title insurance endorsements proposed by Seller shall be subject to the reasonable approval of Purchaser and shall be issued prior to or at the time of Closing. If Seller fails to elect during the Seller's Title Response Period to have the same removed or insured over, provided any title insurance endorsements shall be subject to Purchaser's reasonable approval, Purchaser may elect, within five (5) business days after the expiration of the Seller's Title Response Period, and as its sole and exclusive remedy, to either
(i) terminate the Agreement, in which event the Deposit, together with net interest earned thereon, shall promptly be returned to Purchaser, all obligations of the parties hereunder shall terminate (other than Purchaser's Indemnity and Purchaser's Confidentiality Obligations, which shall expressly survive such termination), and this Agreement shall otherwise have no further force or effect, or (ii) accept the Real Property, subject to such unpermitted exceptions raised in said Title Commitment which Seller did not elect to cure, all of which shall thereafter be deemed Permitted Title Exceptions for purposes hereof. Purchaser's failure to timely make either election shall be deemed an election under clause (ii) above. Notwithstanding the foregoing, Seller shall be obligated to cause to be


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paid off and released of record at Closing any mortgages or other monetary encumbrances encumbering the Real Property, including any that arise, or are first identified by the Title Insurer, following the Due Diligence Approval Date; provided, however, that Seller shall have the right to cause the Title Insurer to insure over any mechanic's liens filed against the Real Property, to the extent Seller is disputing the same. On the Closing Date, Seller shall, at Seller's sole cost and expense (except as otherwise provided in Section 6.3 below), cause the Title Insurer to issue the Title Policy (or a marked-up "New York Style" Commitment), to Purchaser pursuant to and in accordance with the Title Commitment, insuring fee simple title to the Land and Building in Purchaser as of the Closing Date and insuring Purchaser as holder of the Leasehold Estate as of the Closing Date, subject only to the Permitted Title Exceptions.

                                    ARTICLE 6

                    POSSESSION, PRORATIONS AND CLOSING COSTS

      6.1 POSSESSION. Possession of the Property shall be delivered to Purchaser on the Closing Date, subject to the rights of tenants in possession under the Leases, the rights of the Ground Lessor under the Ground Lease and the rights of other parties under Permitted Title Exceptions.

      6.2 PRORATIONS.

            (a) TAXES. On or before Closing, Seller shall pay in full (or credit Purchaser at Closing for) all special assessments (including all installments thereof accrued prior to the Closing Date if payable in installments) levied, assessed and confirmed with respect to the Real Property and which are payable through the Closing Date. Any special assessments (including all installments thereof) which come due subsequent to the Closing Date shall be payable by the Purchaser. General real estate taxes and other state or local taxes, fees, charges and assessments affecting the Real Property shall be prorated as of the Closing Date on an accrual basis and on the basis of 100% of the most recent ascertainable amounts of each such item, and the net credit to Seller or Purchaser (as the case may be) shall be applied as an adjustment to or against the Purchase Price on the Closing Date. Any such taxes prorated on an estimated basis on the Closing Date shall be reprorated by the parties when and as the actual amount of such item becomes known. Any adjustment due to reproration shall be effected in cash not later than ten (10) days following final determination of the amount of such item and demand by the party to whom payment is due. As an example of the foregoing, if real estate taxes affecting the Real Property or any portion thereof are payable in arrears (that is, the taxes for the year 1999 are payable entirely in the year 2000), the taxes for the year 1999 that are payable in the year 2000 shall be paid entirely by Seller and the taxes for the year 2000 that are payable in the year 2001 shall be prorated as of the Closing Date. Specifically, if the Closing occurs on June 30, 2000, Seller shall be responsible for payment of all of the taxes for the year 1999 taxes and 181/366ths of the taxes for the year 2000 that are payable in the year 2001 and Purchaser shall be responsible for payment of the balance of the taxes for the year 2000 and taxes for the year 2001 and all subsequent years. Seller reserves the right (a) to meet with governmental officials and to contest any reassessment governing or affecting Seller's obligations under this Section 6.2, and (b) to contest any assessment of the Real Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Subject to the rights of any tenants under any Leases to receive reimbursement of portions of any such refunds, Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date. In furtherance of the foregoing, Purchaser acknowledges that Seller is currently seeking reductions in the real estate tax assessments of the Real Property and has engaged legal counsel to seek such reductions. Seller shall retain the sole and exclusive right to direct such counsel and to negotiate settlements with the applicable taxing authorities as to any tax year for which Seller is fully or partially responsible for the payment of such taxes; provided that with respect to any tax year as to which the taxes are being prorated between Seller and Purchaser, Purchaser shall have the right to participate (in the exercise of its reasonable discretion) in such directions and negotiations. Seller shall be liable for all costs and expenses incurred by such legal counsel relating to any tax year (whether calendar or otherwise) ending prior to the tax year in which the Closing occurs. At Closing, Seller shall assign to Purchaser and Purchaser shall assume and agree to be liable for all fees and expenses owing to such legal counsel for the tax year in which the Closing occurs and for all subsequent tax periods; provided, however, that to the extent any fees and expenses relate to a tax year for which taxes are being prorated as herein provided, such fees and expenses shall be similarly prorated.

            (b) FIXED, MINIMUM AND BASE RENTS. Subject to Section 6.2(m) below and this Section 6.2(b), Seller shall be entitled to fixed, minimum and base rents which are due or past due or not yet due but accrued under the terms of the Leases, prior to, and prorated as of the Closing Date. Purchaser shall be entitled to all fixed, minimum and base rents accruing and prorated from and after the Closing Date. Purchaser shall be entitled to a credit at Closing for Purchaser's share of all such fixed, minimum and base rents due in the month in which the Closing Date occurs and received by Seller prior to the Closing Date. If any such fixed, minimum or base rents due in the month in which the Closing Date occurs have not been received by Seller as of the Closing Date, Seller shall receive a credit at Closing for its share of such rents and Purchaser shall receive a credit at Closing for its share of such rents, subject in each case to readjustment as described in Section 6.2(m) below. By way of example, if
      (i) there is $1,000,000 in fixed, minimum and base rents due for the month in which the Closing Date occurs, (ii) Closing occurs on June 7, 2000, and
      (iii) $900,000 of such rents have been collected as of Closing, then Purchaser shall receive a credit at Closing of $800,000 (24/30ths of $900,000, plus 24/30ths of $100,000) and Seller shall receive a credit of $20,000 (6/30ths of $100,000).

            (c) BASE PERCENTAGE RENT. Subject to Section 6.2(m) below and this
      Section 6.2(c), with respect to those Leases pursuant to which tenants pay rent based on a percentage of sales rather than any fixed, minimum or base rent ("Base Percentage Rents"), Seller shall be entitled to such Base Percentage Rents which are due or past due or not yet due but accrued under the terms of the Leases, prior to, and prorated as of the Closing Date. Purchaser shall be entitled to all Base Percentage Rents accruing and prorated from and after the Closing Date. The parties acknowledge that Base Percentage Rents for a particular month are based on the actual sales for such month, but are not actually payable until after the end of such month. Therefore, if the Closing occurs on May 31, 2000, Seller shall be entitled to the Base Percentage Rent calculated on the basis of any applicable tenant's sales for the entire month of May, even though such Base Percentage Rent may not be due until mid or late June. Seller shall receive a credit at Closing for its share of any Base Percentage Rents that are calculated on the basis of sales occurring during the month in which the Closing Date occurs and for any Base Percentage Rents that are calculated on the basis of sales occurring during any prior month that is due in the month in which the Closing Date occurs, and Purchaser shall receive a credit at Closing for its share of any Base Percentage Rents that are calculated on the basis of sales occurring during the month in which the Closing Date occurs, subject in each case to readjustment as described in Section 6.2(m) below. If on the Closing Date, the sales for any applicable sales reporting period are not known, Seller and Purchaser shall reasonably estimate the amount thereof and such proration shall be based on such estimate, subject to readjustment as provided in Section 6.2(n) below. If the Closing Date occurs on a date other than the last day for a sales reporting period for any tenant, sales for such tenant shall be prorated based on a fraction, the denominator of which is the total number of days within the applicable sales reporting period in which the Closing Date occurs and the numerator of which is the number of days in such sales reporting period prior to the Closing Date.

            (d) OVERAGE RENTS. Overage rents to be prorated hereunder ("Overage Rents") shall include, but not be limited to, percentage rents (other than those described in subparagraph (c) above), consumer price index escalation payments, other similar rental payments in excess of fixed, minimum and base rents under the Leases, and other payments related to the occupancy or use of the Real Property or Personal Property, whether finally determined before or after the expiration of the fiscal years under various Leases. Seller shall be entitled to Overage Rents which are due or past due or not yet due but accrued under the term of the Leases, prior to, and prorated as of the Closing Date. Purchaser shall be entitled to all Overage Rents accruing and prorated from and after the Closing Date. Overage Rents shall be separately prorated under each Lease on the basis of the fiscal year set forth in each Lease for the payment of Overage Rents. The foregoing notwithstanding, with the exception of Overage Rents due and payable in the month in which the Closing Date occurs, which shall be credited to Purchaser and Seller as described below, Overage Rents shall not be credited at Closing, but shall instead be adjusted and paid, subject to collection from tenants, at the year-end adjustment described below. All interim Overage Rent payments made before the Closing Date shall be retained by Seller until year-end adjustment as provided in this Section 6.2(d) and determination of Seller's and Purchaser's allocable share thereof. Overage Rents for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in the month occurring before the Closing Date. Purchaser shall be entitled to a credit at Closing for Purchaser's share of all Overage Rent due in the month in which the Closing Date occurs and received by Seller prior to the Closing Date. If any Overage Rent due in the month in which the Closing Date occurs has not been paid as of the Closing Date, Seller shall receive a credit at Closing for its share thereof and Purchaser shall receive a credit at Closing for its share thereof, subject in each case to readjustment as described in this Section 6.2(d). If on the Closing Date the amount of any Overage Rent being prorated is not actually known, Seller and Purchaser shall reasonably estimate the amount thereof and such proration shall be based on such estimate, subject to readjustment as provided in this Section 6.2(d). All interim Overage Rent payments made to Purchaser after the Closing Date shall be retained by Purchaser until year-end adjustment as provided in this Section 6.2(d) and determination of Seller's and Purchaser's allocable share thereof. Upon final determination of Overage Rents owed by a tenant under its Lease for the fiscal year under that Lease in which the Closing Date occurs, Seller and Purchaser shall adjust between themselves amounts owed for such fiscal year on account of Overage Rents, and Seller's allocable share of such Overage Rents shall be equal to an amount determined by multiplying total Overage Rents owed by a fraction, the numerator of which is the number of days in such fiscal year before the Closing Date, and the denominator of which is the total number of days in such fiscal year. Further, all such allocations shall be adjusted to reflect any Leases not in effect for the full fiscal year. At the end of the fiscal year for each Lease for which Overage Rents are due from a tenant, Purchaser shall promptly bill the amounts due, if necessary. To the extent received by Purchaser under the applicable Lease, Purchaser shall furnish Seller with financial statements indicating the sales and percentage rent figures for each tenant for all relevant periods and Purchaser shall promptly remit to Seller its allocable share, less interim payments previously retained by or credited to Seller, if any; provided, however, in no event shall Purchaser be obligated to remit any amounts payable to Seller as provided in this sentence unless actually collected from the applicable tenants. If Seller has retained or been credited amounts in excess of its allocable share, Seller shall, within fifteen
      (15) days after notice from Purchaser of the excess owed Purchaser, remit such excess to Purchaser. Any Overage Rents with respect to Leases terminated before the Closing Date shall belong entirely to Seller, and Purchaser shall remit to Seller, promptly following receipt, all payments made to Purchaser after the Closing Date on account of such Overage Rents. Any Overage Rents with respect to Leases commencing on or after the Closing Date shall belong entirely to Purchaser.

            (e) COMMON AREA MAINTENANCE CHARGES, TAXES AND SIMILAR Expenses. To the extent tenants under Leases ("CAM Leases") pay monthly estimates of common area maintenance charges, insurance charges, taxes, utility charges and similar expenses charged to tenants for reimbursement, including administrative fees (collectively, "Charges"), with an adjustment at the end of each fiscal year applicable to Charges, such amounts shall be prorated between Purchaser and Seller in accordance with this Section 6.2(e). Purchaser shall be entitled to a credit at Closing for Purchaser's share of any tenant's payment for Charges that is due in the month in which the Closing Date occurs and received by Seller prior to the Closing Date. If any such tenant's payment for Charges that is due in the month in which the Closing Date occurs has not been paid as of the Closing Date, Seller shall receive a credit at Closing for its share thereof and Purchaser shall receive a credit at Closing for its share thereof, subject in each case to readjustment as described in Section 6.2(m) below. On the Recalculation Date, Seller shall calculate the total amount of payments of Charges received by or credited to Seller from each tenant under a CAM Lease during the current fiscal year (subject to readjustment as provided in Section 6.2(m) below) and shall compare such amount to the applicable tenant's applicable share of all expenses comprising Charges theretofore incurred by Seller or for which Seller is otherwise entitled to reimbursement, including administrative fees and other fees and expenses, in the current fiscal year through the Closing Date (including any Charges for which a credit has been given to Purchaser as herein provided). To the extent that the amount of the Charges received by or credited to Seller (subject to readjustment as provided in Section 6.2(m) below) exceeds such tenant's applicable share of all such expenses, Seller shall forward such excess amount to Purchaser, together with the associated calculation described above. To the extent that the Charges received by or credited to Seller (subject to readjustment as provided in Section 6.2(m) below) are less than such tenant's applicable share of all such expenses, Purchaser shall forward such deficient amount to Seller, promptly following demand by Seller; provided, however, that in no event shall Purchaser be obligated to remit such deficient amount to Seller unless actually collected from the applicable tenants. Seller's calculations shall, in all events, be subject to reasonable audit and verification by Purchaser.

            (f) MARKETING EXPENSES. With respect to any Leases which require the tenants thereunder to make payments to a marketing fund for any retail center comprising the Real Property, such payments shall be prorated between Purchaser and Seller in accordance with this Section 6.2(f). Purchaser shall be entitled to a credit at Closing for Purchaser's share of any tenant's payment for the marketing fund that is due in the month in which the Closing Date occurs and received by Seller prior to the Closing Date. If any such tenant's payments for the marketing fund due in the month in which the Closing Date occurs has not been paid as of the Closing Date, Seller shall receive a credit at Closing for its share thereof and Purchaser shall receive a credit at Closing for its share thereof, subject in each case to readjustment as provided in Section 6.2(m) below. On the Recalculation Date, Seller shall calculate the total amount of marketing payments received by or credited to Seller (subject to readjustment as provided in Section 6.2(m) below) from all tenants of the Real Property for the marketing fund during the current fiscal year and shall compare such amount to the total amount of marketing expenses theretofore incurred by Seller or for which Seller is otherwise entitled to reimbursement, including administrative fees and other fees and expenses, in the current fiscal year through the Closing Date (including any amounts for which a credit has been given to Purchaser as herein provided). To the extent that the aggregate amount of the payments received by or credited to Seller (subject to readjustment as provided in Section 6.2(m) below) exceeds the aggregate amount of such expenses, Seller shall promptly forward such excess amount to Purchaser, together with the associated calculation described above. To the extent that the aggregate amount of the payments received by or credited to Seller (subject to readjustment as provided in Section 6.2(m) below) is less than the aggregate amount of such expenses, Purchaser shall forward such deficient amount to Seller, promptly following demand by Seller; provided, however, that in no event shall Purchaser be obligated to remit such deficient amount to Seller unless actually collected from the applicable tenants. Seller's calculations shall, in all events, be subject to reasonable audit and verification by Purchaser.

            (g) PREPAID RENTS AND SECURITY DEPOSITS. Seller shall reasonably estimate the amount of all prepaid rents (net of any outstanding amounts due landlord on a tenant by tenant basis) ("Net Prepaid Rents") and all security and other deposits of tenants under Leases not theretofore applied as of the Closing Date, with interest thereon to the extent any interest is required to be paid to such tenants under the terms of their Leases. Purchaser shall receive a credit against the Purchase Price for such net amount. On the Recalculation Date, Seller shall recalculate such estimate in accordance with the provisions of Section 6.2(m) below and remit to Purchaser (or if applicable, Purchaser shall pay to Seller) the difference between such estimate and the recalculated amount. Purchaser shall accept the liability for the proper application of such prepaid rents and security deposits.

            (h) CONTRACTS; UTILITIES. Other than any Contracts that may be covered by the prorations described in Sections 6.2(e) and 6.2(f) above, Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Contracts, and Seller shall be entitled to a credit to the extent that sums have been paid under any Contracts for services to be performed or goods to be delivered after the Closing Date. The foregoing notwithstanding, Seller shall remain liable for any amounts owed under any Contract for any leasing commissions or tenant improvement costs for any Leases executed prior to the Effective Date, Seller shall receive no credit for any amounts paid under any such Contract prior to the Closing Date and Purchaser shall receive a credit for any amounts due thereunder from and after the Closing Date. Any Contract for any leasing commissions and tenant improvement costs for any Leases executed after the Effective Date shall be governed by the provisions of Section 10.1(c) below. Payments of accounts for water, sewer, electricity and all other utilities currently in the name of Seller (excluding any that cover properties in addition to the Property, such as telephone) shall be placed in the name of Purchaser on the Closing Date and prorated as of the Closing Date. Seller shall arrange for final meter readings, to the extent possible. Seller shall cooperate with Purchaser to effect the transfer of utility accounts from Seller to Purchaser. The prorations made pursuant to this
      Section 6.2(h) shall be readjusted, to the extent necessary in accordance with the provisions of Section 6.2(n) below. Purchaser shall have the responsibility for the payment when due of all amounts for which it receives a credit against the Purchase Price pursuant to this Section 6.2(h).

            (i) OTHER ITEMS OF EXPENSE OR RECEIPT. All other customarily prorated items of expense or receipt that are not otherwise specifically described herein shall be prorated between Seller and Purchaser as of the Closing Date as is customary for similar transactions in the state where the applicable Real Property is located. Except with respect to items prorated at Closing, Seller shall be responsible for payment of any and all bills or charges incurred prior to the Closing Date for work, services, supplies or materials, and Purchaser shall be responsible for payment when due of any and all bills or charges incurred on or after the Closing Date for work, services, supplies or materials. Seller shall be responsible for payment when due of all accrued salaries and other benefits due to or in respect of its on-site employees at the Real Property and no credit will be given to Purchaser therefor.

            (j) INTENTIONALLY OMITTED.

            (k) GROUND LEASE. All ground rent and other sums payable by Seller under the Ground Lease shall be prorated as of the Closing Date.

            (l) ADJUSTMENTS. Except as otherwise set forth in this Section 6.2, prorations shall be accomplished by an adjustment in the Purchase Price due Seller on the Closing Date.

            (m) COLLECTIONS AND APPLICATION OF PAYMENTS AFTER CLOSING. From and after the Closing, Seller shall be entitled to bill, collect and receive all fixed, minimum and base rentals due in the month in which the Closing Date occurs, all Base Percentage Rentals calculated on the basis of sales occurring during the month in which the Closing Date occurs or due in such month, all Overage Rents due in the month in which the Closing Date occurs, all Charges under CAM Leases due in the month in which the Closing Date occurs and all contributions for marketing expenses due in the month in which the Closing Date occurs (collectively "Closing Month Amounts"), and the tenants under the Leases shall, pursuant to the tenant notices disclosing the sale, be instructed to pay all such Closing Month Amounts directly to Seller. Except to the extent provided in the preceding sentence, after the Closing Date, Purchaser shall bill tenants for all amounts due under Leases and attributable to periods prior to the Closing Date (including any amounts accrued prior to, but payable after, the Closing Date), including without limitation, any unpaid fixed, minimum and base rents, Base Percentage Rents, Overage Rents, Charges due under CAM Leases and contributions for marketing expenses (collectively, "Seller Amounts"); Purchaser shall prepare and send to tenants all financial statements and data required by Leases, and Seller shall cooperate and assist Purchaser in the preparation thereof. Purchaser shall use good faith and reasonable efforts to collect all Seller Amounts, including any Closing Month Amounts not paid to Seller. Notwithstanding the foregoing and in the absence of any direction from tenants to the contrary, rental and other payments received by Purchaser from tenants after Closing (excluding Overage Rents, which shall be applied in accordance with the provisions of Section 6.2(d) above) shall be applied on a tenant by tenant basis, as follows: (i) first, to the actual out-of-pocket third party costs of collection; (ii) second, to rent and other charges due in the month in which the Closing Date occurs, unless the applicable amount was paid directly to Seller; (iii) third, to current rent and other charges then owed to Purchaser; (iv) fourth, to any Seller Amounts then due Seller; and (v) finally, any balance to Purchaser. On the Recalculation Date, Seller and Purchaser shall determine the total amount of all Seller Amounts collected by Purchaser after the Closing Date and prior to the Recalculation Date which are to be applied to Seller as herein provided and the total amount of all Closing Month Amounts collected by Seller after the Closing and prior to the Recalculation Date. If the total of all Seller Amounts so collected by Purchaser exceeds the credits for unpaid rents and other charges given to Seller at Closing, Purchaser shall promptly remit such excess to Seller. If the total of all Seller Amounts so collected by Purchaser is less than the credit for unpaid rents and other charges given to Seller at Closing, Seller shall promptly remit such shortfall to Purchaser. If Purchaser's prorata share of all Closing Month Amounts collected and retained by Seller after the Closing exceeds the credit for such unpaid Closing Month Amounts given to Purchaser at Closing, Seller shall promptly remit such excess amount to Purchaser. If Purchaser's prorata share of all Closing Month Amounts collected and retained by Seller after the Closing is less than the credit for such unpaid Closing Month Amounts given to Purchaser at Closing, Purchaser shall promptly remit such shortfall to Seller. In addition, on the Recalculation Date, Seller shall calculate the actual amount of prepaid rents received and retained by Seller as of the Closing Date. To the extent such amount exceeds the credit for Net Prepaid Rents given to Purchaser pursuant to Section 6.2(g) above, Seller shall promptly remit such excess amount to Purchaser. To the extent the credit for Net Prepaid Rents exceeded the actual amount of prepaid rents, Purchaser shall promptly remit such shortfall to Seller. From time to time after the Recalculation Date, promptly following receipt by Purchaser of any Seller Amounts, Purchaser shall promptly remit such amounts to Seller as herein provided. After the Closing Date, Seller shall have the right to pursue any remedy against any tenant owing Seller Amounts which are not otherwise received and retained by Seller (including to the extent independent or readily separable from any payments due Purchaser, any Seller Amounts due after the Closing Date) and retain any amounts so collected, provided that
      (i) Seller shall notify Purchaser of its intent to institute any legal proceeding relating thereto not less than ten (10) days prior to the institution thereof, (ii) Seller shall not institute any legal proceedings for collection of such Seller Amounts prior to the expiration of sixty (60) days following the Closing Date, and (iii) Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Real Property. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller's notice, restrict Seller from collecting such Seller Amounts, but only if Purchaser first pays Seller any such Seller Amounts in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto. With respect to Seller Amounts owed by tenants who are no longer tenants of the Real Property as of the Closing Date, Seller shall retain all rights relating thereto. Seller shall have no right to bring any action or otherwise try to collect from any tenant, any Seller Amount due after the Closing Date, that is not independent of, or readily severable from, amounts owed to and collectible by Purchaser.

            (n) Notwithstanding the foregoing, to the extent any of the prorations described in Sections 6.2(c), 6.2(h), 6.2(i) or 6.2(k) above are based on estimates or prove to be incorrect, then within ninety (90) days after the end of the calendar year in which the Closing occurs, Purchaser and Seller shall cooperate with each other to prepare a reproration statement of any such items, and the party that is obligated to make any payment as a result of such reproration shall make such payment to the other party within ten (10) days after demand; provided, however, that to the extent any prorated amount is comprised of an amount due from a tenant, in no event shall Purchaser be obligated to remit any such amount to Seller unless actually collected from such tenant.

      6.3 CLOSING COSTS. Seller shall pay all title charges and premiums attributable to the Title Policy (provided that with respect to endorsements to the Title Policy, Seller shall pay up to a maximum of $25,000 and Purchaser shall pay the balance), all survey charges and fees for the Survey and the Updated Survey, all state, county and municipal real property transfer or excise taxes and fees (if any), all recordation taxes and fees for the Deed, Assignment and Assumption of Leasehold Estate any releases of existing liens or encumbrances and one-half of the escrow costs (as described in Section 7.2 below). Purchaser shall pay all recordation and mortgage taxes and fees on any instruments related to Purchaser's financing, all title insurance and money-lender's escrow charges incurred in connection with any mortgage loans obtained by Purchaser, any additional survey costs attributable to Purchaser's lender's requests incurred subsequent to the delivery of the Updated Survey and one-half of the escrow costs (as described in Section 7.2 below). The parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisers.

                                    ARTICLE 7

                           DEPOSIT AND CLOSING ESCROW

      7.1 DEPOSIT IN ESCROW. Within two (2) business days after the Effective Date, Purchaser shall cause the Deposit to be deposited in escrow with the Escrowee. Purchaser's failure to timely deliver the Deposit described in the preceding sentence shall be deemed a material default hereunder, giving rise to the rights and remedies of Seller as described in Section 15.2 below. From and after the Due Diligence Approval Date, the Deposit shall be deemed earned by Seller and shall be non-refundable, except as otherwise provided in Article 4,
Article 5, Article 9, Article 12, Section 11.1, Section 13.2, Section 13.3,
Section 13.4 and Section 15.1 hereof. Escrowee shall be directed by the parties to invest the Deposit in money market accounts designated by Purchaser and reasonably acceptable to Seller, with interest thereon being applied on account of the Purchase Price at Closing, or if Closing does not occur for any reason, then such interest shall be paid to the party entitled to the Deposit. The parties shall direct Escrowee to disburse the Deposit, together with net interest earned thereon, to the party entitled to the same as set forth in this Agreement, or as otherwise provided in Section 7.2 below. The foregoing notwithstanding, in the event that this Agreement is terminated pursuant to Sections 4.1, 5.1, 11.1, 13.1, 13.2 or 13.3 below, the Escrowee will release the Deposit to the applicable party, without the need for, or requirement of, further instruction from Purchaser or Seller, except for a copy of the written notice required to be given under any such section.

      7.2 CLOSING ESCROW. Upon the execution of this Agreement by Purchaser and Seller, and the acceptance of this Agreement by Escrowee in writing, this Agreement shall constitute the joint escrow instructions of Purchaser and Seller to Escrowee to open an escrow ("Escrow") for the consummation of the sale of Property to Purchaser pursuant to the terms of this Agreement. Upon Escrowee's receipt of the Deposit and Escrowee's written acceptance of this Agreement Escrowee is authorized to act, and shall act, in accordance with the terms hereof. Purchaser and Seller shall execute Escrowee's general escrow instructions upon request; provided, however, that if there is any conflict or inconsistency between such general escrow instructions and this Agreement, this Agreement shall control. The escrow costs and fees for the Escrow accounts described in this Article 7, including the fee for a "New York Style" closing, shall be equally divided between Purchaser and Seller.

                                    ARTICLE 8

                                    BROKERAGE

      8.1 BROKERAGE. Seller and Purchaser each hereby represents and warrants to the other that it has not dealt with any broker or finder in respect to the transactions contemplated hereby, except for Secured Capital Corporation (whose commission shall be payable by Seller pursuant to Seller's separate written commission agreement with said broker) and except for Triple Net Property Realty, Inc. (whose commission in the amount of $500,000 will be paid by Seller at and subject to the occurrence of the Closing); and Seller and Purchaser each hereby agrees to indemnify the other for any claim for brokerage commission or finder's fee asserted by any other person, firm or corporation claiming to have been engaged by the party making such indemnification, including without limitation, any commission or fee asserted by Harold Hofer or Clear Management, which commission or fee shall be paid by Purchaser.

                                    ARTICLE 9

                            CASUALTY AND CONDEMNATION

      9.1 CASUALTY. If, prior to the Closing Date (without regard to any extension thereto pursuant to Section 14.1 below), the Dry Ridge Building, Holland Building, Laughlin Building, Medford Building, Monroe Building, Norton Shores Building or Warrenton Building shall be destroyed or damaged in any one case or in the aggregate in an amount in excess of the Material Damage Amount (defined below), by fire or other casualty, then Purchaser shall have the option (to be exercised in the manner hereinafter provided) to terminate this Agreement, in which event all documents shall be returned to the respective parties, the Deposit, together with net interest earned thereon, shall be promptly returned to Purchaser, this Agreement shall become null and void, and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations). Seller agrees to give Purchaser written notice of any casualty promptly after Seller obtains knowledge of any such event, and Purchaser may exercise such termination option by delivering written notice to Seller within ten (10) days following the receipt of such notice. Purchaser's failure to timely exercise such termination option shall be conclusive evidence that Purchaser has waived such termination right. With respect to any casualty hereunder whereby this Agreement is not terminated, upon the Closing Date, Seller shall assign to Purchaser the interest of Seller in and to any insurance proceeds with respect thereto, net of any portion thereof applied by Seller for payment or reimbursement of all costs and expenses incurred by Seller in connection therewith, including without limitation, the making of emergency repairs, securing the applicable Real Property and complying with applicable governmental requirements. In addition, Purchaser shall receive a credit against the Purchase Price equal to any deductible under any policy or any uninsured or self-insured amount for such Building or Laughlin Building, except to the extent such amount has previously been expended by Seller for costs and expenses incurred in connection with such casualty and not otherwise paid or reimbursed to Seller as hereinabove provided. For the purposes hereof, the term "Material Damage Amount" shall mean damage to any one or more of the buildings constituting the Building or Laughlin Building reasonably determined to be in excess of $750,000. In the event the parties hereto are unable to agree upon the dollar amount of the aforesaid damages within ten (10) days after the date of such fire, vandalism or other casualty, then the determination of said amount by a licensed architect selected by Seller and reasonably acceptable to Purchaser shall be binding upon the parties hereto and the beginning of the period in which Purchaser will need to elect whether to terminate this Agreement shall be tolled until such determination is complete. If the Closing Date is scheduled to occur prior to the last day on which Purchaser is entitled to elect to terminate this Agreement under this Section 9.1, then Closing shall be delayed to the fifth (5th) business day following the date of Purchaser's election to proceed.

      9.2 CONDEMNATION. If, prior to the Closing Date (without regard to any extension thereto pursuant to Section 14.1 below), any judicial, administrative or other proceeding relating to the proposed taking of any portion of the Real Property by condemnation or eminent domain is instituted, Seller shall furnish Purchaser notification thereof promptly following Seller's learning of same, and Purchaser shall have the option, if such proceeding relates to a

Substantial Portion (as hereinafter defined) of the Real Property, to terminate this Agreement by giving Seller written notice of such termination within ten
(10) days after receipt of written notification of any such proceeding. Purchaser's failure to give such notice in such time shall be conclusive evidence that Purchaser has waived such option to terminate and, in such event, Purchaser shall be assigned, at Closing, all of Seller's rights to any proceeds or award for such taking. Should Purchaser elect to terminate this Agreement due to the institution of such proceeding, all documents shall be returned to the respective parties, the Deposit, together with net interest earned thereon, shall be promptly returned to Purchaser, this Agreement shall become null and void and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations). If the proceeding does not involve a Substantial Portion of the Real Property, Purchaser shall not have the right to terminate this Agreement, but shall be assigned, at Closing, all of Seller's rights to the proceeds or award relating thereto. For the purposes of this Section 9.2, the proceeding shall be deemed to involve a "Substantial Portion" of the Real Property if the proceeding (i) affects more than the Material Damage Amount, as reasonably determined by the parties, (ii) causes a permanent material deprivation of access to the applicable land or building, or (iii) involves a taking of parking areas located on the applicable land such that subsequent to such taking, the applicable land or building will be in violation of municipal zoning codes and ordinances, or in violation of parking requirements contained in any of the Leases or recorded documents. In the event the parties hereto are unable to agree if any of the foregoing conditions exists within ten (10) days after the date on which Purchaser is notified of the condemnation or eminent domain proceeding, then the determination of said amount by a licensed architect selected by Seller and reasonably acceptable to Purchaser shall be binding upon the parties hereto and the beginning of the period in which Purchaser will need to elect whether to terminate this Agreement shall be tolled until such determination is complete. If the Closing Date is scheduled to occur prior to the last day on which Purchaser is entitled to elect to terminate this Agreement under this Section 9.2, then Closing shall be delayed to the fifth (5th) business day following the date of Purchaser's election to proceed.

                                   ARTICLE 10

                 AFFIRMATIVE COVENANTS OF SELLER AND PURCHASER

10.1 AFFIRMATIVE COVENANTS.

            (a) INSPECTIONS. From the date hereof to the Closing Date (or any earlier date on which this Agreement is terminated), Seller shall permit Purchaser and any of its officers, employees, agents, attorneys, accountants, architects, engineers and consultants as designated by Purchaser (collectively, "Purchaser's Representatives") access to Seller's books and records relating to the ownership and operation of the Property and access to and entry upon the Real Property, to examine, inspect, measure and test the Real Property and conduct tenant interviews with on-site representatives of tenants (provided that a representative of Seller or its managing agent(s) will be present at any such interviews) (herein collectively, the "Inspections"), all for the purpose of performing its due diligence investigations described in Section 13.1 below. Prior to conducting any Inspections, Purchaser shall obtain authorization of Seller or its managing agent(s). No boring, drilling or other physical intrusion into the structures or ground comprising all or any portion of the Real Property (herein, "Invasive Inspections") shall be made without the prior written consent of Seller (which consent shall not be unreasonably withheld). Purchaser shall give not less than forty-eight
      (48) hours prior notice to Seller prior to any entry upon the Real Property for the purpose of conducting such Inspections (including any tenant interviews), and such entry (including any tenant interviews) shall be scheduled and coordinated with Seller or its managing agent(s). At Seller's election, a representative of Seller or its managing agent(s) shall be present during any entry by any of Purchaser's Representatives upon the Real Property for conducting said Inspections, including any tenant interviews. Access to the Real Property by Purchaser's Representatives shall be subject to the requirements of any permits, codes, regulations, rules, laws, statutes and other requirements of any governmental body, agency or authority having jurisdiction, as well as the requirements of any private covenants, restrictions and easements of record. Purchaser's Representatives shall work in harmony with all other contractors or workmen performing work at or around the Real Property and except as expressly permitted herein Purchaser shall not contact or otherwise communicate with the tenants under any of the Leases. Further, Purchaser shall take all necessary actions to insure that neither it nor any of the other Purchaser's Representatives shall unreasonably interfere with any tenants under the Leases or the ongoing operations occurring at any retail center comprising the Real Property or any adjacent site during the course of performing any such Inspections. Purchaser shall furnish Seller with evidence of such insurance as Seller may reasonably require Purchaser to carry against liabilities which may arise in connection with the Inspections. Purchaser shall not cause or permit any mechanic's liens, materialmen's liens or other liens to be filed against the Property as a result of the Inspections. The right of Purchaser or the other Purchaser's Representatives to enter upon the Real Property to perform the Inspections shall be limited to the period from and after the Effective Date through the Closing Date or earlier termination of this Agreement. Further such right to enter upon the Real Property shall immediately terminate upon termination of this Agreement for any reason (subject, however, to Purchaser's Indemnity, as hereinafter described). Seller shall have the right to approve, in advance, any contractors or consultants performing any Invasive Inspections at the Real Property, as well as the scope of any such Invasive Inspections. Seller shall not unreasonably withhold such approvals, and shall respond to any request for such approvals within a reasonable time after receipt of the request and other necessary information. Purchaser shall immediately repair and/or restore any damage to the Property caused by entry upon the Real Property by Purchaser or the other Purchaser's Representatives, so that the Property shall be returned to its pre-existing condition. Purchaser shall indemnify, defend and hold harmless Seller, its officers, directors, shareholders, partners, tenants, agents and employees (collectively, the "Indemnified Parties"), from and against any and all actions, losses, costs, damages, claims, liabilities, and expenses (including court costs and reasonable attorney's fees) brought, sought or incurred by or against any of the Indemnified Parties resulting from, arising out of, or in any way relating to, entry upon the all or any portion of the Real Property by Purchaser or any of the other Purchaser's Representatives. The foregoing indemnification and repair/restoration obligations (herein collectively referred to as "Purchaser's Indemnity") shall expressly survive the Closing or earlier termination of this Agreement for the longest period allowed by applicable law.

            (b) DEVELOPMENT MATERIALS. No later than three (3) business days following the Effective Date, Seller shall deliver to Purchaser the following items (the "Development Materials") concerning the Real Property for Purchaser's inspection and copying, but only to the extent such items are in the actual possession of, under the control of, or reasonably accessible to, Seller or its managing agent(s) or have not previously been delivered to Purchaser:

                  (i)   true,   correct  and  complete  copies  of  the  Leases,
            Contracts and Licenses;

                  (ii) soils reports and environmental reports prepared for Seller and relating to the Real Property;

                  (iii) written notices (if any) from any governmental entity or agency and pertaining to current violations of the Real Property with applicable environmental or other laws;

                  (iv) existing title insurance policy and survey covering the Real Property;

                  (v) true, correct and complete copies of operating and
            financial statements for the Real Property for the most recent three
            (3) full fiscal years;

                  (vi)  the Ground Lease;

                  (vii) real estate tax bills for the Real Property and personal property tax bills, if any, for the Personal Property for the most recent three (3) full fiscal tax years, together with any correspondence received from the tax assessor relative to changed assessments for the Real Property and Personal Property for the 1999 or 2000 fiscal tax years;

                  (viii) certificates of occupancy for the Real Property;

                  (ix) any plans and specifications for the buildings and other improvements comprising the Real Property, including any existing development plans or subdivision plans affecting any portion of the Real Property; and

                  (x) "rent rolls" with respect to each Building and the
            Laughlin Building for the calendar month immediately preceding the Effective Date prepared by Seller in the ordinary course of its business;

                  (xi) A "rent roll", broken out by Building and the Laughlin
            Building, current as of December, 1998 and December, 1999 and prepared by Seller in the ordinary course of its business;

                  (xii) An aging report, broken out by Building and the Laughlin
            Building, showing, with respect to each tenant, the date through which such tenant has paid rent and a tenant by tenant monthly activity report showing billing and collections for the preceding 24 months;

                  (xiii) Copies of Seller's general ledger which provides detail related to utility bills for the Real Property for the calendar years 1998, 1999 and 2000 year to date; and

                  (xiv) any additional existing information related to the Real
            Property and reasonably requested by Purchaser; but excluding any proprietary or confidential information.

            (c) LEASING OF VACANT SPACE; LEASE RENEWALS, AMENDMENTS AND TERMINATIONS.

                  (i) Seller expressly reserves the right to continue to show and take offers to lease all vacant space (i.e., meaning currently vacant or to become vacant upon a pending expiration or termination of an existing lease) within the Building and the Laughlin Building. If Seller desires to enter into any such lease of vacant space, Seller shall submit to Purchaser a deal sheet describing the terms of any proposed lease, as well as the form of lease which Seller proposes to use. Such description shall include all applicable commissions, any tenant allowances and all landlord improvement obligations, if any (collectively, "Lease Costs"). Purchaser shall thereafter have five (5) business days after receipt of such information in each case to provide its written approval or disapproval thereof (which approval shall not be unreasonably withheld). Purchaser shall be deemed to have consented to any such proposed lease if it fails to respond to Seller's request for such consent within five (5) business days after such request and receipt of the aforedescribed lease information. If Purchaser approves such lease proposal, then Seller shall have the right to enter into a lease on materially the same terms and conditions as set forth in the deal sheet previously furnished to Purchaser. Purchaser acknowledges that the Leases between Seller and The GAP at the Laughlin Building and at the Medford Building have been approved by Purchaser and that the Lease Costs relating to such Leases shall be governed by the following sentences of this subsection (i), regardless when actually executed. In the event any such proposed lease includes Lease Costs, such costs shall be prorated between Seller and Purchaser based upon a fraction, the numerator of which is the base, minimum or fixed rent payable under the applicable Lease prior to the Closing Date, and the denominator of which is the total amount of base, minimum or fixed rent payable under such lease during the initial term thereof. To the extent Seller has paid any such Lease Costs, it shall receive an appropriate proration credit, to the extent herein provided. To the extent any such costs are to be incurred or are payable after the Closing Date, Purchaser shall pay the same when due and receive an appropriate proration credit, to the extent herein provided.

                  (ii) Seller expressly reserves the right to enter into any renewal of an existing Lease to the extent that (x) the renewal is pursuant to the exercise of a renewal option contained in the Lease,
            (ii) the renewal is for a term of twelve (12) or fewer months, or
            (z) the base, minimum or fixed rent (or Base Percentage Rent, if applicable) is either equal to or greater than the greater of (A) the fair market rental for such premises or (B) the fixed, minimum or base rent (or Base Percentage Rent, if applicable) currently payable under the applicable Lease; provided that Seller shall, within five (5) days after execution of such renewal, deliver a copy thereof to Purchaser. To the extent that any proposed renewal does not meet any one of the conditions contained in the preceding sentence, or if Seller desires to enter into any other amendment of an existing Lease, Seller shall submit to Purchaser a deal sheet describing the terms of such renewal or other amendment. Such description shall include all applicable Lease Costs. Purchaser shall thereafter have five (5) business days after receipt of such information in each case to provide its written approval or disapproval thereof (which approval shall not be unreasonably withheld). Purchaser shall be deemed to have consented to any such proposed renewal or other amendment if it fails to respond to Seller's request for such consent within five (5) business days after such request and receipt of the aforedescribed Lease information. If Purchaser approves such renewal or other amendment, then Seller shall have the right to enter into a renewal or other amendment on materially the same terms and conditions as set forth in the deal sheet previously furnished to Purchaser. In the event any such proposed renewal or other amendment includes Lease Costs which are payable by the landlord thereunder, such costs shall be prorated between Seller and Purchaser in the same manner that they are prorated pursuant to the provisions of subsection (i) above.

                  (iii) Seller expressly reserves the right to terminate any
            Lease if the Tenant thereunder is in default in the payment of rent or in any other material respect; provided, that Seller shall, within five (5) days after such termination, deliver a copy thereof to Purchaser.

            (d) FURTHER ENCUMBRANCE. Seller shall not sell, assign, or convey any right, title or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions, liens that will be insured over by the Title Insurer pursuant to Article 5 above, contracts for work which will be paid for prior to or at Closing or for which an appropriate proration credit will be given to Purchaser as herein provided and contracts for Lease Costs under Leases approved or deemed approved pursuant to Section 10.1(c)).

            (e) SERVICE CONTRACTS. Seller shall not, without Purchaser's written approval (which approval shall not be unreasonably withheld), (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Closing, except for Contracts for Lease Costs.

            (f) SALES OF OUTLET PARCELS. Seller expressly reserves the right to continue to sell any of the outlot parcels comprising the Real Property. If Seller desires to enter into any contract to sell any such outlot (an "Outlot Contract"), Seller shall submit to Purchaser a deal sheet describing the terms of any proposed sale, including a description of estimated third-party closing costs, such as brokerage commissions, as well as the form of contract which Seller proposes to use. Purchaser shall thereafter have five (5) business days after receipt of such information in each case to provide its written approval or disapproval thereof (which approval shall not be unreasonably withheld). Purchaser shall be deemed to have consented to any such proposed sale if it fails to respond to Seller's request for such consent within five (5) business days after such request and receipt of the aforedescribed information. If Purchaser approves such sale proposal, then Seller shall have the right to enter into an Outlot Contract on materially the same terms and conditions as set forth in the deal sheet previously furnished to Purchaser. In the event the closing under any Outlot Contract occurs prior to Closing, the applicable outlot parcel shall be excluded from the Real Property and the Purchase Price shall be reduced by the net proceeds realized by Seller as a result of such sale (after deduction of all closing costs and proration credits to the purchaser thereunder). Purchaser shall assume all post-closing obligations of Seller under any such Outlot Contract. If the closing under any Outlot Contract does not occur prior to Closing, Seller shall assign the Outlot Contract to Purchaser at Closing and Purchaser shall assume all obligations of Seller thereunder.

            (g) INFORMATION REGARDING TAX APPEALS. Promptly following receipt by Seller, Seller will provide Purchaser with copies of any correspondence, notices or other information received by Seller from any taxing authority or Seller's counsel concerning the assessment or reassessment of any portion of the Real Property or Seller's actions seeking a reduction thereof.

            (h) ON-SITE EMPLOYEES. Purchaser shall have the right to interview Seller's on-site employees at the Real Property. If Purchaser desires to hire any such employees at the time of Closing, it will so notify Seller not less than fourteen (14) days prior to the Closing Date. Seller shall comply with all applicable laws relating to the termination of its on-site employees.

                                   ARTICLE 11

                                  GROUND LEASE

      11.1 GROUND LEASE. The transaction contemplated by this Agreement is contingent upon Seller obtaining written consent from the Ground Lessor (the "Laughlin Owner Consent") to Seller's assignment to Purchaser of Seller's interest, as landlord, under the Ground Lease, including (if required under the Ground Lease) the Laughlin Owner's acknowledgment that Seller shall be released of all obligations and liabilities of the "tenant" under the Ground Lease effective from and after the date of such assignment. In addition, Seller shall obtain from Ground Lessor a form of estoppel confirming the terms of the Ground Lease and acknowledging that neither Ground Lessor or Seller are in default thereunder (the "Ground Lease Estoppel"). Seller hereby covenants that it shall use best efforts to obtain the Laughlin Owner Consent and the Ground Lease Estoppel, provided that Seller shall not be required to make any payment to the Ground Lessor as a condition to obtaining the Laughlin Owner Consent and the Ground Lease Estoppel other than normal review expenses. If Seller does not obtain the Laughlin Owner Consent and the Ground Lease Estoppel on or before the Due Diligence Approval Date, then this Agreement shall terminate, whereupon the Deposit, together with the net interest earned thereon, shall, without any further instruction required, promptly be returned to Purchaser, this Agreement shall become null and void and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations). If Seller obtains the Laughlin Owner Consent and the Ground Lease Estoppel on or before the Due Diligence Approval Date, Seller shall deliver a copy of same to Purchaser and the parties shall proceed to close the transaction contemplated hereby pursuant to the terms hereof and, at Closing, Seller and Purchaser shall enter into the Assignment and Assumption of Ground Lease. A copy of the Laughlin Owner Consent and the Ground Lease Estoppel shall, if obtained, be delivered to Purchaser within two (2) days after Seller's receipt, but in no event later than the Due Diligence Approval Date. Such Laughlin Owner Consent shall be either unconditional or, if conditional, subject to no condition that is reasonably objectionable to Purchaser and the Ground Lease Estoppel shall contain no material deviations from the terms of the Ground Lease provided to Purchaser. In the event that Seller receives the Laughlin Owner Consent, but such consent does not contain an acknowledgment that Seller is released of all obligations and liabilities of the "tenant" under the Ground Lease, such consent shall nevertheless be satisfactory if Purchaser agrees to indemnify and hold Seller harmless from Purchaser's failure to perform such obligations and liabilities arising from and after the Closing.

                                   ARTICLE 12

                      REPRESENTATIONS AND WARRANTIES; AS-IS

      12.1 SELLER'S REPRESENTATIONS AND WARRANTIES. Without otherwise limiting the general application of Section 12.3 hereinbelow, and subject to the terms of
Section 12.2 hereinbelow, Seller represents and warrants to Purchaser that, as of the date hereof:

            (a) COMPLIANCE. Except to the extent set forth in Exhibit E attached hereto, Seller has received no written notice from any governmental body that the Property currently violates any applicable governmental requirements in respect to the use, occupation or construction thereof, that have not be heretofore cured to the satisfaction of the issuer of the notice.

            (b) LITIGATION. Except to the extent set forth in Exhibit F attached hereto, to Seller's actual knowledge, there is no action, suit, proceeding or investigation pending or threatened, before any governmental agency, court or other governmental authority which relates to the Property or the use thereof and which would be binding upon Purchaser after Closing or otherwise impact or affect the Property.

            (c) ORGANIZATIONAL/AUTHORITY. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Subject to Seller receiving approval of its Board of Directors pursuant to
      Section 13.3 below, Seller has the requisite authority to enter into and perform this Agreement. Subject to Seller receiving approval of its Board of Directors pursuant to Section 13.3 below, the execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action of Seller. Subject to Seller receiving approval of its Board of Directors pursuant to Section 13.3 below, this Agreement has been duly executed and delivered by Seller or an authorized representative of Seller and sets forth the legal, valid and binding obligations of Seller which, subject to bankruptcy laws, statutory rights, general principles of equity and other similar legal principles, are enforceable against Seller in accordance with the terms hereof.

            (d) NO BREACH. None of the execution, delivery or performance of this Agreement by Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with or constitute a default under any term or condition of (i) subject to Seller receiving approval of its Board of Directors pursuant to Section 13.3 below, the organizational documents of Seller; (ii) any agreement to which Seller is a party or by which Seller is bound; or (iii) subject to Seller receiving approval of its Board of Directors pursuant to Section 13.3 below, any terms or provisions of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to Seller.

            (e) LEASE DOCUMENTS. Attached hereto as Exhibit G and G1, respectively, are (i) a complete and accurate list of the Leases, occupancy agreements and amendments thereto relating to the Real Property as of the date of this Agreement, which list shall be updated by Seller prior to Closing, if necessary, including the addition thereto of any Leases or amendments thereto executed after the date of this Agreement through the Closing Date, and (ii) a true, correct and complete copy of the current rent roll prepared by Seller in the ordinary course of its business, provided that Seller makes no representation or warranty as to the accuracy of any of the information contained therein. Seller has or will deliver to Purchaser true, accurate and complete copies of all of the Leases. There are no options or rights to renew, extend or terminate the Leases or expand any leased premises, except as shown in the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, except as disclosed in Exhibit D attached hereto, and there are no written or oral agreements that will obligate Purchaser, as Seller's assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof (except for any as to which a credit will be given to Purchaser at Closing). Except as disclosed in Exhibit D attached hereto, Seller has received no written notices from any tenant asserting that any of the Leases or any guaranties thereof are not in full force and effect, asserting that any defenses, setoffs or counterclaims for the benefit of the tenants exist or asserting that any material default exists by Seller under any Lease. To Seller's actual knowledge, except as may be asserted in a notice described in Exhibit D attached hereto, Seller is not in material default in any of the material obligations of the landlord under any Lease. To Seller's actual knowledge, no tenant under any Lease is in monetary default (in excess of thirty (30) days) under any Lease, except as shown in the reports delivered to Purchaser pursuant to Section 10.1(b)(xii) above. Seller has no obligation to any tenant under the Leases to further improve such Tenant's premises or to grant or allow any rent or other concessions, except as set forth in the Leases. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll, rent for the current month and any prepaid rent for which Purchaser will be given a credit at Closing.

            (f) SERVICE CONTRACTS. Attached hereto as Exhibit H is a complete and accurate list of all Contracts, equipment leases and other similar agreements relating to the Real Property as of the date of this Agreement (excluding any contracts, leases or similar agreements covering any properties in addition to the Real Property), which shall be updated by Seller prior to Closing, if necessary, including the addition thereto of any such contracts, leases and similar agreements executed after the date of this Agreement through the Closing Date.

            (g) GROUND LEASE. Seller has not transferred, assigned, conveyed or encumbered the Leasehold Estate, other than as shown in the Permitted Title Exceptions and other than the mortgage lien granted by Seller which will be paid and released at Closing. Seller has not received any written notice from Ground Lessor asserting the existence of any default by Seller under the Ground Lease. To Seller's actual knowledge, neither Seller nor Ground Lessor is in default in any of its respective material obligations under the Ground Lease.

            (h) EMPLOYEES. Purchaser shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property; provided, however, that Purchaser may, at its option, elect to hire certain individuals located on site at the Real Property in which event Seller will reasonably cooperate with Purchaser in any such efforts to obtain such individuals as employees.

            (i) ZONING. Seller has not received any written notice alleging any violations of any zoning laws, subdivision laws or other local ordinances covering the Real Property. To Seller's actual knowledge, there is no pending rezoning proceeding covering the Real Property.

            (j) CONDEMNATION. To Seller's actual knowledge, there is no pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property.

            (k) ASSESSED VALUE; SPECIAL ASSESSMENTS. To Seller's actual knowledge, there is no proposed increase in the assessed value of all or any portion of the Real Property other than the customarily scheduled increases in the state, county and/or city where the Real Property is located and as otherwise may have been disclosed to Purchaser.

            (l) PERSONAL PROPERTY. Seller has not granted any chattel mortgages, security agreements or financing statements or other liens or security interests of any kind covering the Personal Property, except for the Permitted Title Exceptions and encumbrances granted by Seller which will be paid and released at the time of Closing. Seller has not acquired any such Personal Property pursuant to any conditional bill of sale.

            (m) OPERATING STATEMENTS. The operating statements furnished to Purchaser in connection with or pursuant to this Agreement were prepared in the ordinary course of Seller's business.

            (n) ACCESS. Seller has not received written notice of any pending or threatened action which would impair access from the Real Property to any public road.

            (o) BANKRUPTCY. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors,
      (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets,
      (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

            (p) RECAPTURE AGREEMENTS. Seller has not received any written notice that either the Land or the Laughlin Land is subject to any so-called "recapture agreement" involving refund for sewer extension, oversizing utility, lighting or like expense or charge for work or services done upon or relating to the Real Property.

            (q) ENVIRONMENTAL. To Seller's actual knowledge, the Real Property does not contain, and there is not located on or about the Real Property, any Hazardous Materials, except to the extent disclosed to Purchaser with respect to the Leasehold Estate and the Laughlin Fee Land, except as disclosed in the environmental reports previously furnished by Seller to Purchaser, except for prepackaged cleaning materials, personal grooming items or other items which are sold for consumer use or typically used in the operation, maintenance and repair of the Real Property and except for oil and other petroleum products which are in proper and safe containers or are present in quantities less than an amount which would require reporting or cleanup obligations under Environmental Laws (the foregoing specific items being hereinafter referred to as the "Hazardous Materials Exception"). To Seller's actual knowledge, no part of the Real Property is currently used by Seller for the use, storage, treatment, production, manufacture, generation, transportation, release or disposal of Hazardous Materials, except to the extent included in the Hazardous Materials Exception. Seller has not received any written complaint, order, summons, citation, notice of violation, directive letter or other communication from any governmental authority or other person with regard to air emissions, water discharges, noise emissions or Hazardous Materials, or any other environmental, health or safety matters affecting the Real Property, or any portion thereof, except with respect to the Leasehold Estate and the Laughlin Fee Land. To Seller's actual knowledge, there are no underground storage tanks located on the Real Property and Seller has not removed, or caused to be removed, any underground storage tanks from the Real Property, except to the extent disclosed in the Hazardous Materials Exception. For purposes hereof, "Environmental Law" shall mean any federal, state or local law, ordinance, regulation, code, order or decree (including consent decrees and administrative orders) in effect on the date of this Agreement which regulates the use, generation, handling, storage, treatment, transportation, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., the Toxic Substance Contract Act, 15 U.S.C. Sections 1251, et seq., their state analogs, and any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials, all as amended to date. For purposes hereof, "Hazardous Materials" shall mean flammable, explosive, radioactive or reactive materials, any asbestos (whether friable or non-friable), any pollutants, contaminants or other hazardous, dangerous or toxic chemicals, materials or substances, any petroleum products or substances or compounds containing petroleum products, including gasoline, diesel fuel and oil, any polychlorinated biphenyls, or substance or compounds containing polychlorinated biphenyls, to the extent any of the above materials or substances or any other material or substance is defined as a "hazardous substance", "hazardous waste", "toxic materials", "contamination", and/or "pollution" within the meaning of any Environmental Law.

      Subject to the terms of Section 12.2 below, all of the representations and warranties set forth in this Section 12.1 shall be deemed to have been remade again on and as of the Closing Date, and shall survive for a period of six (6) months after such Closing Date. Notwithstanding the foregoing, in the event that Purchaser discovers any matters during the course of its due diligence inspections and investigations which give rise to knowledge that any of the foregoing representations and warranties are untrue or inaccurate in any respect, and if Purchaser nevertheless closes on the transaction contemplated hereby on the Closing Date, then Purchaser shall be deemed to have waived such representation and warranty, and shall have no further claim against Seller on account thereof. For purposes of this Section 12.1, the term "Seller's actual knowledge" or words of similar import shall mean the actual knowledge of "Seller's Executive Personnel", as hereinafter defined, without any further investigation or due diligence required of such Seller's Executive Personnel. Further, to the extent any representations and warranties in this Section 12.1 relate to "notices" being received (or not being received) by Seller, the term "Seller", as used in such representations and warranties, shall be deemed to refer to "Seller's Executive Personnel". For purposes of the foregoing, the term "Seller's Executive Personnel" shall mean the following individuals: Gary Skoien, David Tinkham, Richard Berman and Tom Rumptz Any claim by Purchaser against Seller based upon a breach of any warranty or representation contained in this Section 12.1 shall be deemed waived unless Purchaser (i) delivers to Seller written notice of such claim prior to the date which is six (6) months after the Closing Date, and (ii) files suit within two (2) months after delivery to Seller of any such notice of claim.

      12.2 CHANGES. If any facts or circumstances change after the date of this Agreement, and if, due to such changes in facts or circumstances, a material representation or warranty of Seller that was true and accurate on the date hereof, shall become untrue or inaccurate in any material respect if subsequent to the Due Diligence Approval Date:

            (a) Seller or Purchaser, as the case may be, shall promptly give written notice to the other party of any such change in the truth or accuracy of such representation or warranty (the "Change") to which such party has actual knowledge;

            (b) Unless such Change is the direct result of an intentional and material act or omission of Seller which is in violation of any covenant of Seller contained herein, such Change shall not constitute a default of Seller under this Agreement, or a breach of Seller's representations or warranties contained herein; and

            (c) Unless Seller cures such Change within ten (10) days after receipt or delivery of the notice described in subsection (i) above, or notifies Purchaser within such ten (10) day period that it is willing to give Purchaser a credit against the Purchase Price in an amount equal to Purchaser's reasonable estimate of the cost necessary to cure such Change, Purchaser shall have the right, as its sole remedy, to terminate this Agreement, based upon the Change, by giving written notice of such termination to Seller on or before the later of (a) five (5) days after the expiration of the cure period provided for herein, or (b) the Due Diligence Approval Date (time being of the essence), with the Closing Date being extended, if necessary, to the end of said period; provided, however, that (i) if such Change is the direct result of an intentional and material act or omission of Seller which is in violation of any covenant of Seller contained herein, Purchaser shall have all other rights available to Purchaser under this Agreement arising out of a Seller Default (as hereinafter defined), and (ii) Seller shall be obligated to cure any Change which was caused by Seller or which is subject to monetary cure for a cost not to exceed $50,000.00. If Purchaser terminates this Agreement under this Section 12.2, this Agreement shall terminate, whereupon the Deposit, together with the net interest earned thereon, shall promptly be returned to Purchaser, this Agreement shall become null and void and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations). In the event Purchaser does not terminate this Agreement on account of such Change, then Seller shall not be obligated to update the representation and warranty which is the subject of said Change on and as of the Closing Date, notwithstanding anything contained in Section 12.1 above to the contrary, and Purchaser shall be deemed to have waived such representation or warranty and shall have no claim against Seller on account thereof.

      12.3 PURCHASE AS IS. IT IS ACKNOWLEDGED THAT PURCHASER HAS HAD OR SHALL HEREAFTER HAVE AMPLE OPPORTUNITY TO INVESTIGATE ALL ASPECTS OF THE PROPERTY AND TO OBTAIN KNOWLEDGE OF ALL ATTRIBUTES CONCERNING SUCH PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 12.1 ABOVE, AND ANY REPRESENTATIONS OR WARRANTIES CALLED FOR IN THE DEED, BILL OF SALE AND THE ASSIGNMENT AND ASSUMPTION AGREEMENTS CALLED FOR BY THIS AGREEMENT, THE PROPERTY SHALL BE CONVEYED TO PURCHASER ON AN "AS-IS, WHERE-IS" BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE PROPERTY, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN
SECTION 12.1 OF THIS AGREEMENT, AND ANY REPRESENTATIONS OR WARRANTIES CALLED FOR IN THE DEED, BILL OF SALE AND THE ASSIGNMENT AND ASSUMPTION AGREEMENTS CALLED FOR BY THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 12.1 OF THIS AGREEMENT, AND ANY REPRESENTATIONS OR WARRANTIES CALLED FOR IN THE DEED, BILL OF SALE AND THE ASSIGNMENT AND ASSUMPTION AGREEMENTS CALLED FOR BY THIS AGREEMENT. PURCHASER REPRESENTS AND WARRANTS TO SELLER THAT (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (B) PURCHASER IS REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE SALE CONTEMPLATED BY THIS AGREEMENT; (C) PURCHASER IS SOPHISTICATED, KNOWLEDGEABLE AND EXPERIENCED IN THE PURCHASE, OWNERSHIP AND SALE OF COMMERCIAL REAL ESTATE AND IS FULLY ABLE TO EVALUATE THE MERITS AND RISKS OF THIS TRANSACTION; AND (D) PURCHASER HAS CONDUCTED (OR WILL HEREAFTER CONDUCT) OR HAD THE OPPORTUNITY TO CONDUCT (OR WILL HEREAFTER HAVE THE OPPORTUNITY TO CONDUCT) ITS OWN INSPECTION AND INVESTIGATION OF THE PROPERTY. SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

                                   ARTICLE 13

                      CONDITIONS PRECEDENT AND TERMINATION

      13.1 GENERAL FEASIBILITY. The obligation of Purchaser to close the transaction contemplated hereby is subject to Purchaser's review and approval, at its sole cost and expense, on or before the Due Diligence Approval Date, of the Development Materials and of the results of the Inspections. If, for any reason, Purchaser, in its sole good faith discretion, is not satisfied with any of the foregoing, then Purchaser may, at its option at any time on or before the Due Diligence Approval Date, elect (by specific written notice terminating this Agreement or by failing to deliver written notice electing to proceed to Closing) to terminate this Agreement, in which event the Deposit, together with all net interest earned thereon, shall, without any further instruction required, promptly be returned to Purchaser, this Agreement shall become null and void and neither party shall have any further rights and obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations). Purchaser's failure to give Seller notice that Purchaser has elected to proceed to Closing on or before the Due Diligence Approval Date shall be deemed to be Purchaser's election to terminate this Agreement. In the event Purchaser provides Seller with notice electing to proceed to Closing, the parties shall thereafter proceed to close the transaction contemplated by this Agreement as otherwise provided herein.

      13.2 TENANT ESTOPPELS. The obligation of Purchaser to close the transaction contemplated hereby is, at Purchaser's option, subject to Seller's delivery to Purchaser of estoppel certificates addressed to Seller, Purchaser and Purchaser's lender (in the form or forms provided to Seller by Purchaser no later than the Due Diligence Approval Date or if no such form is provided, then in the form attached hereto as Exhibit I, with such changes thereto as are reasonably acceptable to Purchaser) dated no more than forty-five (45) days prior to the Closing Date, from all the Major Tenants (as herein defined) and from tenants (including the Major Tenants) occupying not less than 85% of the currently leased square footage of each Building and not less than 85% of the currently leased square footage of the Laughlin Building including, in all cases, the square footage occupied by the Major Tenants; provided, however, that notwithstanding the foregoing, if a Lease contains a form of estoppel as an attachment thereto or specifically states the matters as to which the tenant is obligated to deliver an estoppel, the form of required estoppel for such tenant shall comply with such attached form or applicable provisions of the Lease. Seller agrees to use reasonable efforts to obtain the foregoing estoppel certificates, provided that Seller shall not be required to make any payment to any tenant as a condition to obtaining an estoppel certificate therefrom. If Purchaser receives any estoppel certificate which contains changes thereto or which reflects information contrary to the applicable Lease, such estoppels shall be deemed to be reasonably acceptable to Purchaser unless Purchaser notifies Seller in writing within five (5) days after its receipt of any such estoppel certificate that such changes are unacceptable. If Purchaser has not received the requisite tenant estoppel certificates described above on or before five (5) days prior to the Closing Date, then Purchaser may, at its option, and as its sole and exclusive remedies hereunder, upon giving Seller written notice thereof on or before two (2) days prior to the Closing Date, elect to (i) require Seller to deliver estoppel certificates from, and executed by, Seller in lieu of the requisite tenant estoppels, provided that such estoppel certificates shall be subject to the same survival periods and limitations on liability contained in Section 15.1 below and shall terminate if following the Closing, Seller delivers to Purchaser an estoppel certificate executed by the applicable tenant, or (ii) terminate this Agreement, in which event the Deposit, together with all net interest earned thereon, shall promptly be returned to Purchaser, this Agreement shall become null and void, and neither party shall have any further rights and obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations), subject to Seller's right to nullify such termination as hereinafter provided; provided, however, that in the event that the contrary information reflected in any tenant estoppel constitutes a breach of Seller's representations and warranties, Purchaser shall not be deemed to waive any rights otherwise and to the extent available to Purchaser under this Agreement arising out of such breach. Purchaser's failure to give Seller such notice on or before two (2) days prior to the Closing Date shall be deemed to be Purchaser's waiver of the conditions precedent set forth in this Section 13.2, and the parties shall thereafter proceed to close the transaction contemplated by this Agreement as otherwise provided herein. Notwithstanding anything contained in this Section 13.2 to the contrary, if Seller has delivered to Purchaser estoppel certificates complying with the requirements of this Section 13.2 from all the Major Tenants and from tenants (including the Major Tenants) occupying not less than seventy-five (75%) percent of the currently leased square footage of each Building and not less than seventy-five (75%) percent of the currently lease square footage of the Laughlin Building, including, in all cases, the square footage occupied by the Major Tenants, Seller, at its option, to be exercised within one (1) business day after receipt of any election by Purchaser to terminate this Agreement as provided in (ii) above, shall be entitled to deliver estoppel certificates from, and executed by, Seller in lieu of such additional requisite tenant estoppels, subject to all of the provisions regarding such estoppel certificates as provided in

(i) above, whereupon Purchaser's termination of this Agreement shall be nullified and the parties shall thereafter proceed to close the transaction contemplated by this Agreement as otherwise provided herein. For purposes hereof, Major Tenants shall be those tenants set forth and described in the list attached hereto as Exhibit K. Seller further also agrees to use reasonable efforts to deliver and undertake the execution and return by tenants of any proposed form of Subordination, Non-Disturbance and Attornment Agreements proposed by Purchaser's lenders. Seller's delivery of such forms shall not, however, be a condition to Purchaser's obligation to close.

      13.3 APPROVAL BY BOARD OF DIRECTORS OF SELLER. The obligations of Seller under this Agreement are contingent upon Seller obtaining approval of this transaction from its Board of Directors. Not later than the fifth (5th) business day after the Effective Date, Seller shall deliver written notice to Purchaser of such approval or disapproval. If no such notice is delivered, then Seller shall be deemed to have delivered a notice of disapproval. In the event of disapproval or deemed disapproval, Seller shall not be in default hereunder and shall have no liability as a result thereof, this Agreement shall terminate, the Deposit, together with all interest earned thereon, shall promptly be returned to Purchaser and neither party shall have any further rights and obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations).

      13.4 REPRESENTATIONS AND WARRANTIES BEING TRUE; COVENANTS BEING PERFORMED; MATERIAL CHANGES IN FINANCIAL CONDITIONS.

            (a) The obligations of Purchaser under this Agreement are, subject to the terms of Section 9.1, Section 9.2, and Section 12.2, contingent upon; (i) the representations and warranties of Seller set forth in
      Article 12.1 being true and correct at Closing in all material respects; and (ii) Seller having performed all of its pre-Closing covenants in accordance with the terms of this Agreement.

            (b) In the event an unexpected material change to the financial condition of the Real Property occurs following the Due Diligence Approval Date through the Closing Date (which shall be deemed for purposes of this Section 13.4(b) to be the Closing Date prior to any extension thereof pursuant to Section 14.1 below), Purchaser shall nonetheless be required to perform its obligations hereunder as otherwise provided herein. For purposes of this Section 13.4(b), an "unexpected material change to the Real Property" shall be deemed to have occurred if following the Due Diligence Approval Date and prior to the Closing Date, tenants who in the aggregate are required to make payment under their Leases during the twelve (12) month period following the Closing Date of an amount of annual rent in excess of three percent (3%) of the aggregate annual rental payable by all tenants of the Real Property during such twelve (12) month period following the Closing Date commence voluntary bankruptcy proceedings under the United States Bankruptcy Code, as amended, or have had involuntary proceedings filed against them, and prior to the Closing Date, such proceedings have not been dismissed, any applicable tenant has not affirmed its Lease in the bankruptcy proceeding and the space leased by such tenant has not been re-leased by Seller in accordance with Section 10.1(c) above (collectively, "Bankrupt Tenants"). If an unexpected material change to the Real Property occurs, at Closing, a portion of the Purchase Price equal to one hundred twenty-five percent (125%) of the Net Lost Rent (as hereinafter defined), shall be deposited by Purchaser with Escrowee (rather than being paid to Seller at Closing), and subject to the terms hereof, held by Escrowee in one or more interest-bearing accounts reasonably acceptable to Seller and Purchaser, with all interest accruing thereon for the benefit of Seller, until the thirteen month anniversary of the first day of the first month following the Closing Date. For purposes of this Section 13.4, "Net Lost Rent" shall mean (a) the annual rental otherwise payable by the Bankrupt Tenants pursuant to their Leases for the twelve (12) month period following the Closing Date ("Expected Rents") which, as a result of the referenced bankruptcy, are subject to nonpayment, minus (b) three percent (3%) of the aggregate annual rental income payable by all tenants of the Real Property during such twelve (12) month period following the Closing Date. From and after the Closing Date, Purchaser shall be entitled, by written notice to Escrowee and Seller, to receive, on a monthly basis, commencing during the second full calendar month following the Closing Date, the difference between the Expected Rents due to Purchaser in the immediately preceding month and the actual rents collected in such month by Purchaser as a result of the re-lease of the premises occupied (or previously occupied by) the Bankrupt Tenants or directly from any Bankrupt Tenants (including any past due sums received upon the reaffirmation of a Lease by a Bankrupt Tenant). Any balance remaining in the escrow at the conclusion of the thirteen (13) month period described above, together with accrued interest thereon, shall be remitted by Escrowee to Seller, without any further notice or direction. Purchaser shall have the right to make a collateral assignment of its rights in any such escrow accounts to any of its lenders holding a mortgage on any portion of the Real Property that contains premises leased to a Bankrupt Tenant.

                                   ARTICLE 14

                                     CLOSING

      14.1 TIME AND PLACE. The transaction contemplated hereby shall close on the Closing Date through a New York Style escrow managed by the Escrowee or on such other date, time, place or in such other manner as the parties may mutually agree. The parties do not intend for there to be a live closing attended by Seller and Purchaser representatives. Notwithstanding the foregoing, Purchaser shall have the right, by delivery of written notice not later than ten (10) days prior to the Closing Date containing its certification that it is prepared to close the transactions contemplated by this Agreement, except for delays caused by its lenders, to extend the Closing Date for a maximum of fifteen (15) days, provided that concurrently with such notice to Seller, Purchaser shall deposit the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) with Escrowee, which amount shall become part of the Deposit for all purposes under this Agreement.

      14.2 SELLER'S DELIVERIES. On or before the Closing Date, Seller shall deliver or cause to be delivered to Purchaser or to Escrowee the following closing documents and other items, each of which shall be executed, if applicable and in form and substance reasonably acceptable to counsel for
Purchaser:

            (a)   the Deed;

            (b) the Assignment and Assumption of Ground Lease; which document shall contain Seller's indemnification of Purchaser from and against all obligations of Seller thereunder arising or accruing prior to the Closing Date (excepting therefrom any obligations for which Purchaser receives a proration credit at closing or for which Purchaser expressly assumes liability pursuant to the terms hereof);

            (c) (1) Seller's assignment of the Contracts, (2) Seller's assignment of the Leases, (3) Seller's assignment of the Licenses, (4) Seller's assignment of the Intangible Personal Property, and (5) Seller's assignment of any Outlot Contracts all as provided in Sections 2.1(c), 2.1(d) and 10.1(f), which assignment documents shall contain Seller's indemnification of Purchaser from and against all obligations of Seller thereunder arising or accruing prior to the Closing Date (excepting therefrom any obligations for which Purchaser receives a proration credit at Closing or for which Purchaser expressly assumes liability pursuant to the terms hereof);

            (d)   Seller's bill of sale as provided in Section 2.1(e);

            (e) To the extent in the possession of, under the control of, or reasonably accessible to, Seller or its managing agent, originals (where available) or copies of the Ground Lease and all Contracts, Leases and Licenses relative to the Real Property or Personal Property (or any portion thereof);

            (f) Letters to tenants under the Leases (in a form reasonably acceptable to Purchaser) advising that the Property has been sold to Purchaser (or as Purchaser may otherwise designate), directing payment of rental in accordance with the directions of Purchaser, and directing tenants to deliver to Purchaser within a reasonable period after the Closing Date, endorsements of any insurance policies required under the tenant's Lease, deleting the interests of Seller with regard to occurrences thereafter arising and adding the interest of Purchaser as landlord;

            (g) All keys held by Seller to the Building and the Laughlin
      Building;

            (h) The Title Policy (or marked-up "New York Style" commitment);

            (i) Any required state, county and municipal transfer declarations;

            (j) An executed Affidavit in the form attached hereto as Exhibit J; and

            (k) An assignment of Seller's rights under that certain Consent Agreement dated April 14, 1995 among the State of Nevada, acting by and through its Department of Conservation and Natural Resources, Division of Environmental Protection, Seller's predecessor in interest to the Leasehold Estate and the Laughlin Fee Land, and others; and

            (l) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by the Title Insurer to fully effect and consummate the transactions contemplated hereby.

      14.3 PURCHASER'S DELIVERIES. On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Seller or to Escrowee the following closing documents and other items, each of which shall be in form and substance reasonably acceptable to counsel for Seller:

            (a) The balance of the Purchase Price;

            (b) Any required state, county and municipal transfer declarations;

            (c) Purchaser's acceptance of the Assignment and Assumption of Ground Lease and of the assignments described in Section 14.2(c) above and Purchaser's assumption, in favor of Seller, of all obligations and liabilities of Seller arising or accruing from and after the Closing Date pursuant to or in connection with the Ground Lease, Contracts, Leases, Licenses and Intangible Personal Property, and Purchaser's indemnification of Seller and the other Indemnified Parties from and against any such obligations and liabilities so assumed and all costs, expenses and claims arising therefrom; and

            (d) Such other documents, instruments, certifications and confirmations as may be reasonably required and designated by the Title Insurer to fully effect and consummate the transactions contemplated hereby.

      14.4 CONCURRENT DELIVERIES. Seller and Purchaser shall jointly deposit in the Escrow or deliver to each other at or before Closing an agreed proration statement duly executed by the respective parties.

      14.5 CONCURRENT TRANSACTIONS. All documents or other deliveries required to be made by Purchaser or Seller at Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

      14.6 NEW YORK STYLE CLOSING. The transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy or marked-up title commitment described in Section 5.1 and the payment of the Purchase Price. Seller and Purchaser shall each provide any undertaking to the Title Insurer necessary to the New York Style Closing, including a "gap indemnity" to be provided by Seller. Seller and Purchaser shall each pay 50% of the charges of the Title Insurer for such New York Style Closing.

      14.7 PURCHASER'S OBLIGATION TO CHANGE NAMES OF CERTAIN RETAIL CENTERS. Following the Closing, Purchaser shall take all reasonable actions to change the names of the retail centers comprising the Real Property in order to delete from such names any reference to the name "Horizon", Purchaser shall provide Seller with a status report of such actions at least monthly and will complete all such actions, at Purchaser's expense, within one (1) year after Closing.

                                   ARTICLE 15

                                     DEFAULT

      15.1 SELLER'S DEFAULT; PURCHASER'S REMEDIES. If Seller is in material default hereunder, including without limitation as a result of an intentional and material breach as of the Effective Date of any material representation and warranty made herein by Seller (herein referred to as a "Seller Default") and fails to cure such default within ten (10) business days after Purchaser delivers written notice of such default to Seller (which cure period shall be extended for a period not exceeding an additional ten (10) business days for any default other than (a) a default in failing to close on the Closing Date as required hereunder, or (b) any other intentional or willful default of Seller, provided that such extended cure period shall only apply so long as Seller is diligently pursuing the cure of such default during said ten
(10) business day period), and such Seller Default occurs on or prior to Closing and Purchaser has notice or is otherwise aware thereof on or prior to Closing, then Purchaser shall have the right, as its sole and exclusive remedy, to terminate this Agreement, whereupon Purchaser shall receive a return of the Deposit, together with all net interest earned thereon, this Agreement shall be null and void and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations), and provided that if Purchaser elects to terminate the Agreement, Purchaser shall remain entitled to receive liquidated damages in the amount of $1,000,000 (it being agreed that the damages to be sustained by Purchaser as a result of a Seller Default are extremely difficult and impractical to ascertain, and that such amount is a reasonable estimate of such damages and is not a penalty), except if within six (6) months after Purchaser notifies Seller that a Seller Default exists, Seller sells the Property in its entirety to an unaffiliated third party, and a court of competent jurisdiction adjudicates that a Seller Default did in fact occur under this Agreement, Purchaser shall also be entitled to receive any net proceeds realized by Seller from such sale in excess of the net proceeds which would have been realized by Seller if the sale contemplated by this Agreement had been consummated. In no event shall Purchaser be entitled to seek the remedy of specific performance or record a lis pendens or notice of pendency of action against all or any portion of the Property for any reason whatsoever and Purchaser expressly waives and relinquishes any such rights. If a Seller Default first occurs after Closing or Purchaser first receives notice or otherwise becomes aware thereof after Closing, then Purchaser's sole recourse shall be to sue Seller for all provable damages of Purchaser caused by the Seller Default, excluding consequential, speculative and punitive damages, and provided further that the total amount of such damages to be collected by Purchaser as a result of a Seller Default shall not exceed $1,000,000. Notwithstanding the foregoing, Seller's re-proration obligations under Section 6.2 above, Seller's pre-Closing indemnification obligations contained in the Assignment and Assumption Agreements for the Ground Lease, Contracts, Licenses and Leases, and the losing party's obligation to pay legal fees and costs in accordance with Section 17.10 shall not be subject to any of the limitations described in this Section 15.1. Any claim by Purchaser against Seller based upon a Seller Default occurring prior to Closing or as to which Purchaser receives notice or otherwise becomes aware prior to Closing shall be deemed waived unless Purchaser (i) delivers to Seller notice of such claim within three (3) months after the date on which the Closing would have otherwise occurred, and (ii) files suit within two (2) months after delivery to Seller of any notice of claim. Any claim by Purchaser against Seller based upon a Seller Default occurring after Closing or as to which Purchaser first receives notice or otherwise becomes aware after Closing shall be deemed waived unless Purchaser (i) delivers to Seller written notice of such claim prior to the date which is six (6) months after the Closing Date, and (ii) files suit within two (2) months after delivery to Seller of any such notice of claim.

      15.2 PURCHASER'S DEFAULT; SELLER'S REMEDIES. If Purchaser is in material default hereunder (herein referred to as a "Purchaser Default") and fails to cure such default within ten (10) business days after Seller delivers written notice to Purchaser (which cure period shall be extended for a period not exceeding an additional ten (10) business days for any default other than (A) a default in failing to close on the Closing Date as required hereunder, or (b) any other intentional or willful default of Purchaser, provided that such extended cure period shall only apply so long as Purchaser is diligently pursuing the cure of such default during said ten (10) business day period), then: (i) if a Purchaser Default occurs on or prior to Closing and Seller has notice or is otherwise aware thereof on or prior to Closing, then Seller shall have the right to terminate this Agreement and receive the Deposit, together with the net interest earned thereon, as Seller's sole and exclusive remedy hereunder, this Agreement shall be null and void and neither party shall have any further rights or obligations hereunder (subject, however, to survival of Purchaser's Indemnity and Purchaser's Confidentiality Obligations); and (ii) if a Purchaser Default first occurs after Closing or if Seller first receives notice or otherwise becomes aware thereof after Closing, then Seller may sue Purchaser for all provable damages of Seller caused by the Purchaser Default, excluding consequential, speculative and punitive damages, and provided further that the total amount of such damages to be collected by Seller as a result of Purchaser's Default shall not exceed $1,000,000. Notwithstanding the foregoing, Purchaser's reproration obligations under Section 6.2 above, Purchaser's indemnification obligations contained in the Assignment and Assumption of Ground Lease, Purchaser's indemnity obligations described in Section 14.3(c) above, Purchaser's Indemnity, Purchaser's Confidentiality Obligations and the losing party's obligation to pay legal fees and costs in accordance with Section 17.10 shall not be subject to any of the limitations described in this Section 15.2. Seller agrees that it will deliver written notice of a Purchaser Default to Purchaser within a reasonable time after Seller obtains actual knowledge of such Purchaser Default.

      SELLER AND PURCHASER HAVE ACKNOWLEDGED THAT THEY HAVE READ AND SPECIFICALLY NEGOTIATED THE FOREGOING PROVISIONS AND LIMITATIONS ON REMEDIES AFTER CONSULTATION WITH LEGAL COUNSEL OF THEIR RESPECTIVE CHOICE.

                                   ARTICLE 16

                                     NOTICES

      16.1 NOTICES. Any notice, demand or other communication which any party may desire or may be required to give to any other party shall be in writing and shall be deemed given (i) if and when personally delivered, (ii) on the first
(1st) business day after being sent by a nationally recognized overnight courier addressed to a party at its address set forth below, (iii) on the day of transmission, if transmitted on a business day via facsimile to a party at its facsimile number set forth below and received in its entirety by such party prior to 5:00 p.m. (Chicago time), with the original sent via overnight courier as provided in (ii) above, or if not received in its entirety prior to such time, on the following business day, and (iv) on the third (3rd) business day after being deposited in United States registered or certified mail, postage prepaid, addressed to a party at its address set forth below, or to such other address as the party to receive such notice may have designated to all other parties by notice in accordance herewith:

      If to Seller, to:       Horizon Group Properties, Inc.
                              77 West Wacker Drive, Suite 4200
                              Chicago, Illinois 60601
                              Attention:  Richard Berman, Esq.
                              Facsimile No.: (312) 917-8440

      With copies to:         Piper Marbury Rudnick & Wolfe
                              203 North LaSalle Street, Suite 1800
                              Chicago, Illinois  60601
                              Attention: Merle Teitelbaum Cowin, Esq.
                              Facsimile No.: (312) 236-7516

      If to Purchaser, to:    Triple Net Properties, LLC
                              1551 N. Tustin Avenue, Suite 650
                              Santa Ana, California 92705
                              Attention:  Anthony W. Thompson
                              Facsimile No.: (714) 667-6860

                                          and

                              Attention:  Richard Gee
                              Facsimile No.: (714) 667-0611

      With copies to:         Hirschler, Fleisher, Weinberg, Cox & Allen
                              Federal Reserve Bank Building
                              701 East Byrd Street
                              Richmond, Virginia 23219
                              Attention:  Louis J. Rogers, Esq.
                              Facsimile No.: (804) 644-0957

                                   ARTICLE 17

                                     GENERAL

      17.1 ENTIRE AGREEMENT, AMENDMENTS AND WAIVERS. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived, except by an instrument in writing signed by the party to be bound thereby. The waiver of any term or provision of this Agreement shall not constitute a waiver of any other term or provision of this Agreement, nor shall the right to require any enforcement of any term or provision of this Agreement be permanently waived, if a continuing breach of any such term or provision arises.

      17.2 FURTHER ASSURANCES. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the closing as shall be reasonably necessary to perform this Agreement and consummate and effect the transactions contemplated hereby.

      17.3 SURVIVAL AND BENEFIT. No representations or warranties of the parties contained herein, if any, shall be merged into the Deed, but subject to the limitations contained in Sections 12.1, 15.1 and 15.2 above, shall survive Closing for a period of six (6) months, and the same shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

      17.4  INTERPRETATION.

            (a) The headings and captions herein are inserted for convenient reference only, and the same shall not limit or construe the paragraphs or sections to which they apply or otherwise affect the interpretation thereof.

            (b) The terms "hereby", "hereof", "hereto", "herein", "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement.

            (c) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

            (d) Words importing persons shall include firms, associations, partnerships (including limited partnerships), limited liability companies, trusts, corporations and other legal entities, including public bodies, as well as natural persons.

            (e) The terms "include, "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

            (f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (g) Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise, all references herein to "days" shall mean calendar days (unless specifically provided to be "business" days).

            (h) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

            (i)   Time is of the essence of this Agreement.

            (j) If any provision hereof or the application of any such provision to any particular person or circumstance is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof or the application of such provision to different person(s) or circumstance(s), as the case may be.

      17.5 CONSENTS AND APPROVALS. Whenever consents or approvals are required under the terms of this Agreement, said consents or approvals shall be in writing.

      17.6 CONFIDENTIALITY. Any and all information regarding the Property or regarding Seller which is provided to Purchaser by Seller or by its agents, or any other information obtained by Purchaser regarding the subject Property or the Seller in the course of Purchaser's Inspections or other due diligence investigations hereunder, in each case to the extent not generally available to the public (herein, the "Confidential Materials"), shall be maintained by Purchaser and each of Purchaser's Representatives (as defined in Section 10.1(a) above) in strict confidence, to be used solely in connection with evaluating the transaction contemplated hereby, and shall not be used in the purchase of stock in Horizon Group Properties, Inc. and/or disclosed to third parties without the prior written consent of Seller; provided, however, that Seller hereby consents to the disclosure of such information to (a) any consultants, contractors, attorneys, accountants or similarly situated persons assisting Purchaser in the evaluation of the Property and (b) any lenders or investors (or potential lenders or investors) with an interest in the Real Property, whether pursuant to private placement memorandum, broker dealer network (in which event such consent includes such broker dealer network) or otherwise. Purchaser acknowledges and agrees that any breach or threatened breach of this confidentiality provision would cause irreparable harm to Seller which may not be adequately remedied by monetary damages and that, as a result, Seller may, in such event, in addition to any other rights or remedies available hereunder or at law or in equity, seek an injunction enjoining any disclosure of the Confidential Materials. This obligation of confidentiality shall not apply to disclosures compelled by law, any order of a court of competent jurisdiction or by a lawful, proper subpoena, in which event Purchaser shall immediately notify Seller of the circumstances purporting to require such disclosure and shall refrain from such disclosure for the maximum period of time allowed by law so that Seller may take such actions as it may deem appropriate to protect the Confidential Materials being sought. Purchaser shall make all parties having access to the Confidential Materials aware of their obligation of confidentiality described in this Section 17.6 and shall bind such parties to similar obligations of confidentiality. The terms of this Section 17.6 shall expressly survive the early termination of this Agreement for the longest period provided by law. If this Agreement is terminated for any reason prior to the closing of the transaction contemplated hereby, then, upon the request of Seller, Purchaser shall immediately return to Seller all Confidential Materials (including all copies thereof) which are in the possession of Purchaser or any of Purchaser's Representatives. Purchaser's obligations under this Section 17.6 are referred to herein as "Purchaser's Confidentiality Obligations". Seller makes no representations or warranties regarding the accuracy or completeness of any of the Confidential Materials.

      17.7 PUBLICITY. Purchaser hereby covenants and agrees that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by Seller, such consent not to be unreasonably withheld, no press release or other public disclosure concerning this transaction shall be made, and Purchaser agrees to use best efforts to prevent disclosure of this transaction. Seller shall have the right to make any filings with the Securities and Exchange Commission and issue any press releases and make any other public disclosure concerning this transaction.

      17.8 ASSIGNMENT. Neither party shall have the right to assign this Agreement, or any interest herein (including any right to purchase any separate Building or any separately identified outlot constituting part of the Land or the Laughlin Land), to any other person or entity, without first having obtained the prior written consent of the non-assigning party (which consent maybe withheld at such non-assigning party's sole and exclusive discretion); provided, however, that Seller shall be deemed to have consented to the assignment, in whole or in part, by Purchaser of Purchaser's rights and obligations under this Agreement to one or more persons or entities associated or affiliated with, or otherwise identified as potential investors or purchasers by, Purchaser (including the right to purchase any separate Building or any separately identified outlot constituting part of the Land or the Laughlin Land). In the event of any assignment of this Agreement or any interest herein which has been consented to by the non-assigning party hereunder, (i) the assignee shall be entitled to the benefit of all the assigning party's rights and shall assume all of the assigning party's obligations under this Agreement as to the applicable Real Property, and (ii) the assigning party shall remain jointly and severally responsible for all of its original obligations and liabilities set forth in this Agreement and any obligations of the assignee under the closing documents delivered in connection herewith; the aforementioned assignment shall not be deemed to release the assigning party, in any respect, from any such obligations and liabilities. This assignment provision shall survive the closing of the transaction contemplated by this Agreement. Notwithstanding the foregoing, Purchaser reserves the right to assign this Agreement, in whole or in part, to one or more exchange intermediaries to effect a like-kind exchange of the Purchaser's (or Purchaser's assignees) relinquished real property in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Seller consents to such assignments and agrees to sign Notices of Assignment prior to Closing confirming that Seller has received the Notices of Assignment and consented to the assignments. Seller shall not incur or be responsible for any costs or expenses as a result of the exchanges.

      17.9 WAIVER OF RIGHT TO TRIAL BY JURY. SELLER AND PURCHASER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, SELLER AND PURCHASER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

      17.10 ATTORNEYS' FEES AND COSTS. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party's costs and attorney's fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review.

      17.11 RECORDATION. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a default by Purchaser under this Agreement.

      17.12 INDEPENDENT COUNSEL. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller's counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller's counsel prepared this Agreement in its final form.

      17.13 GOVERNMENTAL APPROVALS. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SELLER:                                   PURCHASER:

THIRD HORIZON GROUP                       TRIPLE NET PROPERTIES, LLC,
LIMITED PARTNERSHIP, a Delaware           a Virginia limited liability company
limited partnership

By:   THIRD HGI, L.L.C., a Delaware       By: /s/ ANTHONY W. THOMPSON
      limited liability company, its          --------------------------------
      general partner                     Name:  Anthony W. Thompson
                                          Its:   President

  By:   HORIZON GROUP PROPERTIES, L.P., a
        Delaware limited partnership, its
        managing member

        By: HORIZON GROUP PROPERTIES, INC.,
            a Maryland corporation, its
            general partner


        By: /s/ GARY J. SKOIEN
            ----------------------------
            Name:  GARY J. SKOIEN
                 -----------------------
            Its:   PRESIDENT
                ------------------------

                             ACCEPTANCE BY ESCROWEE

      Escrowee acknowledges receipt of the foregoing Agreement and accepts the instructions contained herein.

      MARCH 24, 2000


                                    GUARANTY NATIONAL TITLE INSURANCE
                                    COMPANY

                                    By: /s/ ROBERT ROTHSTEIN
                                       ----------------------------------------
                                    Name:   ROBERT ROTHSTEIN
                                         --------------------------------------
                                    Title:  SENIOR VICE PRESIDENT
                                          -------------------------------------

                                   LIST OF EXHIBITS

      EXHIBIT A-1-      Legal Description of Dry Ridge Land
      EXHIBIT A-2-      Legal Description of Holland Land
      EXHIBIT A-3-      Legal Description of Laughlin Fee Land
      EXHIBIT A-4-      Legal Description of Laughlin Land
      EXHIBIT A-5-      Legal Description of Medford Land
      EXHIBIT A-6-      Legal Description of Monroe Land
      EXHIBIT A-7-      Legal Description of Norton Shores Land
      EXHIBIT A-8-      Legal Description of Warrenton Land
      EXHIBIT B   -     Allocation of Purchase Price
      EXHIBIT C   -     Identified Tangible Personal Property
      EXHIBIT D   -     List of Outstanding Commissions/Notices from Tenants
                        Asserting Claims
      EXHIBIT E   -     List of Notices from Governmental Authorities
      EXHIBIT F   -     List of Pending Litigation
      EXHIBIT G   -     List of Leasing Documents
      EXHIBIT G-1 -     Rent Roll
      EXHIBIT H   -     List of Service Contracts
      EXHIBIT I   -     Form of Tenant Estoppel Certificate
      EXHIBIT J   -     Form of Non-Foreign Affidavit
      EXHIBIT K   -     Major Tenants